Exhibit 10.27

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

OPTION AGREEMENT

This OPTION AGREEMENT (“Agreement”) is made and entered into as of the 29th day of May, 2019 (the “Effective Date”) by and between Chiesi Farmaceutici S.p.A., a corporation existing under the laws of Italy having its registered office at Via Palermo 26/A, 43122 Parma, Italy (“Chiesi”) and InhibRx, Inc., a corporation existing under the laws of the State of Delaware, having its principal office at 11025 N. Torrey Pines Rd, Suite 200 La Jolla, CA 92037 (“InhibRx”). Chiesi and InhibRx are sometimes referred to herein individually as a “Party” and collectively as the “Parties.

BACKGROUND

WHEREAS, InhibRx is developing the Product;

WHEREAS, Chiesi is a worldwide specialty pharmaceutical company in the business of developing and commercializing products for specialty and rare disease markets;

WHEREAS, Chiesi wishes to receive from InhibRx the exclusive option right to obtain an exclusive license under the InhibRx IP for the Development and Commercialization (all as defined below) of the Product outside of the United States and Canada, and InhibRx is willing to grant such an option, all under the terms and conditions set forth in this Agreement; and

WHEREAS, InhibRx is willing to grant such rights to Chiesi under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

1. DEFINITIONS.

For purposes of this Agreement and all Appendices hereto, capitalized terms shall have the meanings set forth in Appendix A.

2. OPTION GRANT

2.1 Option Grant. Subject to the terms and conditions of this Agreement, including Chiesi’s fulfillment of its obligations in Section 6.1, InhibRx hereby grants to Chiesi during the Option Period the exclusive option to receive a royalty-bearing, transferable, sublicensable (through multiple tiers), exclusive license (including as to InhibRx and its Affiliates) under the InhibRx IP, to Develop, use, have used, sell, have sold and offer to sell, and otherwise Commercialize the Product in the Field in the Option Territory, which license shall include those terms set forth on Appendix B (collectively, the “Commercial License”), all in accordance with the terms of this Section 2 (the “Option”). Notwithstanding the exclusive nature of the license grant in this Section 2.1, to the extent Clinical Trials are conducted (a) in the Option Territory other than the EU; or (b) in the EU solely to the extent no separate Clinical Trial is required by the EMA, in each case for purposes of obtaining Regulatory Approval of the Product in the Field in both the Option Territory and the RON Territory, InhibRx shall be permitted to Develop, use and have used the Product in the Field in the Option Territory for such purposes, including in collaboration with Chiesi as set forth in this Agreement. The Commercial License excludes the right to make or have made the Product. For clarity, the foregoing license will not include any rights with respect to any active pharmaceutical ingredient that is not InhibRx’s proprietary recombinant version of human alpha-1 antitrypsin, including any other serpin other than human alpha-1 antitrypsin that may be claimed or covered by one or more claims of the InhibRx Patents.

2.2 Option Period.

2.2.1 The term of the Option shall commence upon the occurrence of the Contract Conditions and shall expire sixty (60) days following the last-to-occur of (a) delivery by InhibRx to Chiesi of trial phase data (including the complete CSR) for the first Phase I Clinical Trial for the Product; (b) delivery by InhibRx to Chiesi of the finalized minutes from the definitive FDA scientific advice meeting conducted following completion of such Phase I Clinical Trial (with use of the full CSR if required by FDA); and (c) delivery by InhibRx to Chiesi of the finalized minutes from the definitive parallel EMA-HTA scientific advice meeting conducted following completion of such Phase I Clinical Trial (with use of the full CSR if required by EMA) (the “Option Period”).

2.2.2 Notwithstanding the foregoing, if a second or subsequent Phase I Clinical Trial for the Product (e.g., for a different formulation) is requested by FDA or otherwise initiated during the Option Period or during the one (1) year immediately following the expiry of the Option Period if Chiesi does not deliver an Option Exercise Notice, the Option Period shall be automatically extended or shall re-commence, as applicable, to coincide with the events set forth in Section 2.2.1 as applied to each subsequent Phase I Clinical Trial.

2.2.3 During the Option Period, InhibRx shall not discontinue clinical development and/or determine not to proceed with submission of Regulatory Approval (or withdraw submissions for Regulatory Approval) of the Product without Chiesi’s prior written consent, such consent not to be unreasonably conditioned, withheld or delayed. If Chiesi grants such consent, the Option Period shall terminate upon execution of such consent. However, if InhibRx resumes clinical development and/or submission of Regulatory Approval of the Product during a period of one (1) year immediately following execution of such consent plus the period of time (if any) in which clinical development was discontinued prior to receipt of Chiesi’s written consent, the Option Period shall re-commence and shall extend to coincide with the events set forth in Section 2.2.1.

2.2.4 Beginning on the first day of the Option Period, the Parties will commence to negotiate and, within the first thirty (30) days of the last-to-occur of the events (a) through (c) listed in Section 2.2.1, will establish and agree upon a high-level research and development plan for the Product, designed to collaboratively address the combined Development and Regulatory Approval needs for the Product both within the Option Territory and the RON Territory should the Parties enter into the Definitive Agreement. The high-level research and development plan will include the Parties’ agreed upon clinical Development pathway for the Product in the Option Territory pursuant to the Definitive Agreement, which will be based on the Phase I Clinical Trial results and the above-referenced finalized minutes from meetings with FDA and EMA. Specifically, the high-level research and development plan will set forth whether (i) EMA agrees with the clinical Development criteria for Regulatory Approval of the Product as set forth by FDA and therefore the Parties reasonably expect that a single combined phase II/phase III Clinical Trial will suffice for Regulatory Approval by both FDA and EMA (such Clinical Trial the “FDA Study”); or (ii) EMA sets additional or different criteria for the clinical Development for Regulatory Approval of the Product from those set forth by FDA and therefore the Parties reasonably expect that a separate combined phase II/phase III Clinical Trial will be required for Regulatory Approval by EMA apart from the FDA Study (such separate Clinical Trial the “EMA Study”). Upon Chiesi’s delivery of the Option Exercise Notice, the Parties will develop a comprehensive research and development plan based on the high-level research and development plan which, once executed shall be the “Research and Development Plan” and will be attached to the Definitive Agreement and may be amended according to the terms set forth therein.

2.3 Exclusivity. Without limiting Section 2.1 or Section 3.1, during the Term, and subject to Chiesi’s fulfillment of its obligations in Section 6.1, neither InhibRx nor any of its Affiliates shall enter into any agreement, whether written or oral, with respect to, or otherwise assign, transfer, license, convey, or otherwise encumber its right, title, or interest in or to the Product or InhibRx IP (including by product divestiture or by granting any evaluation or research right, distribution right, or covenant not to sue with respect thereto), or any Patent or other Intellectual Property Right that would be InhibRx IP but for such assignment, transfer, license, conveyance or encumbrance, in each case where such agreement, assignment, transfer, license, conveyance, or encumbrance conflicts with (or upon the occurrence of the Contract Conditions would conflict with or preclude the exercise of) the rights and options granted to Chiesi under this Agreement.

2.4 Option Exercise. So long as Chiesi has fulfilled its obligations in Section 6.1, Chiesi shall have the right (but not the obligation) to exercise the Option during the Option Period, by providing written notice in accordance with Section 12.8 (the “Option Exercise Notice”).

2.5 Negotiation Period; Execution of Definitive Agreement. Following delivery by InhibRx to Chiesi of top-line results of the first Phase I Clinical Trial for the Product (the “Top-Line Results”), the Parties will initiate drafting and negotiation of a “Definitive Agreement” for the Commercial License in good faith, which shall include those terms set forth on Appendix B, together with such other terms that the Parties deem reasonably appropriate for the Option Territory-specific exclusive Development and Commercialization of the Product as contemplated by Appendix B. If the Parties have previously agreed upon the form of Definitive Agreement prior to Chiesi’s provision of the Option Exercise Notice, the Parties shall execute such Definitive Agreement promptly following Chiesi’s provision of the Option Exercise Notice, and Chiesi shall be obligated to pay the Option Exercise Payment in accordance with Section 5.2 following such execution. Otherwise, promptly following Chiesi’s provision of the Option Exercise Notice, the Parties shall continue to negotiate in good faith the final terms of the Definitive Agreement. The duration of such negotiation period shall not exceed thirty (30) days following the date upon which Chiesi provides the Option Exercise Notice (the “Negotiation Period”). Upon finalization of the Definitive Agreement, the Parties shall execute such Definitive Agreement and Chiesi shall be obligated to pay the Option Exercise Payment in accordance with Section 6.2.

2.6 Finalization of Definitive Agreement; Dispute Resolution. Each Party acknowledges that the terms set forth on Appendix B reflect commercially reasonable terms for an Option Territory-specific exclusive Development and Commercialization relationship based on the information available to the Parties as of the Effective Date, and the terms set forth on Appendix B shall form part of the Definitive Agreement unless the Parties expressly agree otherwise in writing. If, at the end of the Negotiation Period, the Parties have not executed a Definitive Agreement for the Commercial License, and the Parties have not mutually agreed in writing to extend the Negotiation Period further, then either Party may submit a request to the other Party to determine the terms of the Definitive Agreement by binding arbitration as set forth in this Section 2.6. In such case, the final terms and conditions of the Definitive Agreement shall be determined through binding arbitration as follows:

2.6.1 Each Party will (a) prepare a draft of the Definitive Agreement to be used in such arbitration proceeding, which draft shall incorporate any settled or agreed upon provisions and include such Party’s proposed language for the unsettled or remaining provisions (each, an “Arbitration Draft”) and (b) submit its Arbitration Draft to the other Party. Within thirty (30) days of such submissions, the Parties will meet to determine whether they agree to enter into either Party’s Arbitration Draft or a modified version thereof as the Definitive Agreement.

2.6.2 If the Parties are unable to agree within the thirty (30) day period set forth in Section 2.6.1 on such unsettled or remaining terms of the Definitive Agreement, then such terms to be included in the Definitive Agreement will be determined by an independent arbitrator (the “Arbitrator”) selected in accordance with the rules of the American Arbitration Association (the “AAA”). The Arbitrator shall be neutral and independent of both Parties and all respective Affiliates and will have at least 10 years of experience and expertise in licensing and development agreements in the pharmaceutical and biotechnology industries.

2.6.3 After the appointment of the Arbitrator, each Party will submit its Arbitration Draft to the Arbitrator for determination of the unsettled or remaining terms of the Definitive Agreement. Within thirty (30) days following the receipt of the latter of such Arbitration Drafts, the Arbitrator shall select, for each unsettled or remaining term at issue, the term from either Arbitration Draft that it determines to contain the most fair, balanced and customary term consistent with the intent of this Agreement. The Arbitrator must accept terms that are consistent with Appendix B, and may not modify any proposed term except as necessary to accomplish drafting clarity and consistency. Notwithstanding the foregoing, the Parties agree that in making a decision of which term to select, the Arbitrator shall take into account the following factors: (i) the common practices then-prevailing in the worldwide biopharmaceutical industry; (ii) whether each Party is fairly rewarded economically, taking into account any payments made under this Agreement; (iii) reasonable and fair allocations of risk and responsibility; and (iv) the consistency of such term with the remainder of the Definitive Agreement and other unsettled or remaining terms selected by the Arbitrator.

2.6.4 The selection by the Arbitrator of the terms to be included in the Definitive Agreement will be binding and conclusive upon both Parties and their Affiliates and upon incorporation of such terms into the draft of the Definitive Agreement containing all terms agreed upon by the Parties prior to arbitration under this Section 2.6, such agreement shall be deemed the Definitive Agreement for execution by the Parties.

2.6.5 The arbitration will be governed by the procedural and substantive law set forth in Section 12.2. Any determination rendered by the Arbitrator will be final and binding on the Parties. The Parties agree that such a determination may be enforced in any competent jurisdiction. Each Party will bear its own costs and expenses (including attorneys’ fees) in the arbitration.

3. RIGHT OF NEGOTIATION FOR RIGHTS IN THE UNITED STATES AND CANADA

3.1 Right of Negotiation. During the Term, and if the Definitive Agreement is executed, continuing for the term of such Definitive Agreement, if InhibRx intends or determines to engage in discussions with any Third Party, or is considering in good faith an offer from a Third Party, to license, grant or otherwise transfer, including by option or sale, to any Third Party any rights to Develop, sell, have sold and offer to sell or otherwise Commercialize, in whole or in part, the Product in the Field in any country(ies) in the RON Territory, then, in each case, InhibRx will promptly notify Chiesi in writing. Chiesi will have thirty (30) days from receipt of such written notice to inform InhibRx whether or not it wishes to engage in negotiations with InhibRx with respect to such proposed license or other transfer. If Chiesi so notifies InhibRx in writing within such thirty (30) day period with respect to the applicable country(ies) in the RON Territory, then for a period of sixty (60) days commencing as of the date of such notice (which period may be extended by mutual agreement), subject to the terms and conditions of this Agreement, the Parties will negotiate in good faith the terms of an agreement pursuant to which InhibRx would grant to Chiesi a license to Develop, use, have used, sell, have sold and offer to sell, or otherwise Commercialize the Product in the Field in the applicable country(ies) in the RON Territory. In addition to the foregoing, if such negotiation is with respect to all countries in the RON Territory, then the terms of such agreement may include the rights to make and have made the Product in the RON Territory and Option Territory. InhibRx’s obligations to negotiate with Chiesi are nonexclusive and nothing in this Section 3.1 prevents InhibRx from discussing and negotiating rights in the RON Territory with Third Parties. For the avoidance of doubt, discussions and negotiations relating to a Corporate Transaction shall not be subject to this Section 3.

4. JOINT STEERING COMMITTEE; INFORMATION SHARING

4.1 Joint Steering Committee.

4.1.1 Establishment. The Parties shall promptly following the Effective Date establish a “Joint Steering Committee” that will be kept apprised of the Product’s Development and will be responsible for reviewing, monitoring and coordinating certain Development activities of the Product during the Term. The Joint Steering Committee shall be comprised of representatives from each Party, initially six (6) in total, all of whom are and shall be full time employees of the respective Party. InhibRx shall appoint three (3) members and Chiesi shall appoint three (3) members. Each Party shall appoint an individual to act as an “Alliance Manager” for such Party on the Joint Steering Committee. The Alliance Managers shall coordinate all contacts between the Parties regarding key Development activities, manage and attend all Joint Steering Committee meetings and facilitate all such activities, communication and collaboration for driving the alliance progress. Each of InhibRx and Chiesi may replace its Joint Steering Committee representatives at any time, upon written notice to the other Party. For the avoidance of doubt, InhibRx shall control the Development of the Product during the Term, subject to Chiesi’s rights of consultation and input pursuant to Sections 4.1.2 and 5.10.

4.1.2 Responsibilities. The Joint Steering Committee shall be responsible for (a) periodically reviewing the information and data provided to the Joint Steering Committee by InhibRx pursuant to Section 4.2; (b) duly considering in good faith any comments from representatives of Chiesi for additional or different Development activities relevant to the Option Territory; and (c) discussing changes to Development activities conducted by InhibRx during the Term. For the avoidance of doubt, InhibRx has all final decision-making power and authority with respect to all matters considered by the Joint Steering Committee, subject to Chiesi’s rights of consultation pursuant to this Section 4.1.2.

4.1.3 Meetings. The Joint Steering Committee shall meet at least once every Calendar Quarter, or as needed, upon the request of either Party, during the Term, whether in-person or by telephone or video conference as the Joint Steering Committee reasonably agrees. For the first meeting of the Joint Steering Committee, InhibRx will present a comprehensive review of all activities and plans related to the Phase I Clinical Trial, including an estimated budget for all necessary activities. For the first meeting of the Joint Steering Committee after InhibRx has received the Top-Line Results, InhibRx will present a comprehensive review of plans for the next stage of Development through Regulatory Approval, including its estimated budget for any activities necessary to obtain Regulatory Approval from FDA and EMA.

4.2 Information Sharing.

4.2.1 Reports. During the Term, InhibRx shall provide Chiesi and the Joint Steering Committee monthly written reports (a) summarizing activities related to Development and Regulatory Approval for the Product occurring during the prior month, including but not limited to summaries of regulatory submissions related to the Product; (b) attaching copies of any relevant CMC, non-clinical, analytical, and clinical data (including, for clarity, data sets) and any other Confidential Information Controlled by InhibRx, relating thereto; (c) attaching copies of all Regulatory Filings filed in the prior month and any Regulatory Approvals received in the prior month; and (d) including a list of activities related to Development and Regulatory Approval for the Product expected to occur in the next month, including a list of any Regulatory Filings to be filed in the next month and Regulatory Approvals expected to occur in the next month. Without limiting the foregoing, InhibRx shall, promptly upon such data becoming available, provide Chiesi and the Joint Steering Committee with the Top-Line Results for each Phase I Clinical Trial for the Product.

4.2.2 Additional Information Requests. During the Term, InhibRx shall provide to Chiesi any other information, data or results related to the Product, its Development, formulation or manufacture (including any terms or conditions being negotiated or agreed to with any Third Party manufacturer or supplier) within InhibRx’s control and as Chiesi may reasonably request and as may be necessary or reasonably for useful for Chiesi to determine whether to exercise the Option.

5. COVENANTS

5.1 InhibRx Diligence. Upon occurrence of the Contract Conditions, InhibRx shall use Commercially Reasonable Efforts to pursue the Development and ultimately Regulatory Approval of the Product in the United States, including without limitation (a) meeting regularly with Regulatory Authorities in the United States; and (b) Developing and conducting one or more Phase I Clinical Trials for the Product. Without limiting the generality of the foregoing and for the avoidance of doubt, in conducting activities to pursue the Development and ultimately Regulatory Approval of the Product pursuant to the preceding sentence, InhibRx shall duly take into account requirements for Regulatory Approval by the EMA (to the extent such requirements may or actually differ from those for Regulatory Approval by the FDA) and shall use Commercially Reasonable Efforts to carry out its obligations under this Section 5.1 in a manner designed to achieve Regulatory Approval of the Product by the EMA upon the same criteria requested by FDA, including, without limitation, participating in the [***] and reasonably cooperating with any requests from [***]. Unless and until a Definitive Agreement is executed, as between the Parties, InhibRx shall be solely responsible [***].

5.2 Cost of Goods. Upon occurrence of the Contract Conditions, InhibRx shall use Commercially Reasonable Efforts to reduce the Cost of Goods of the Product.

5.3 Storage Format. Upon occurrence of the Contract Conditions, InhibRx shall use Commercially Reasonable Efforts to Develop a formulation of the Product that is stable at room temperature until such stability is achieved or until InhibRx reasonably determines in good faith that such stability is not achievable using Commercially Reasonable Efforts.

5.4 Records. InhibRx shall maintain sufficient records of its operations and Development activities, as applicable to the Product, as is reasonably required for regulatory and patenting purposes, in accordance with InhibRx’s reasonable and customary document retention policy and Applicable Laws and Guidelines.

5.5 Patent Maintenance. InhibRx shall not abandon, withdraw or cancel any Patents within the InhibRx IP without good cause. InhibRx shall diligently prosecute, maintain and defend all Patents within the InhibRx IP. For the avoidance of doubt, the covenant in this Section 5.5 applies to Patents in both the Option Territory and the RON Territory.

5.6 Use of Option Initiation Payment. InhibRx shall use the Option Initiation Payment solely for Development of the Product pursuant to this Agreement following the Effective Date; provided, however, that the Parties acknowledge and agree that InhibRx may use the Option Initiation Payment to pay invoices that remain payable by InhibRx following the Effective Date for bona fide expenses incurred prior to the Effective Date for Product Development activities that will continue to take place following the Effective Date. Upon Chiesi’s or InhibRx’s reasonable request and at least thirty (30) days’ prior notice, InhibRx shall provide Chiesi with access to audit InhibRx’s accounting records at InhibRx’s principal place of business to the extent necessary to confirm compliance with this obligation. Promptly following completion of an audit, Chiesi shall acknowledge in writing InhibRx’s compliance with this Section 5.6, or shall otherwise contest such compliance in writing and in reasonable detail. Chiesi may exercise this audit right no more than once per year and no period may be audited more than once.

5.7 Compliance. InhibRx shall Develop the Product in compliance with Applicable Laws and Guidelines.

5.8 Audits; Third Party Suppliers. During the Option Period, InhibRx shall grant, and shall cause its Third Party manufacturer or supplier to grant, to Chiesi a right to perform customary audits (including with and without cause) of such manufacturer’s or supplier’s facilities, processes and records to confirm compliance with such manufacturer’s or supplier’s contractual obligations (including, without limitation, cGMP) with respect to its manufacture and supply of the Product. During the Option Period, Chiesi will coordinate and cooperate with InhibRx and the Third Party manufacturer or supplier as requested by InhibRx from time to time with respect to Product supply matters.

5.9 Health Technology Assessment. During the Option Period and upon Chiesi’s reasonable request, InhibRx shall use Commercially Reasonable Efforts to cooperate with, provide any necessary materials and information to and reasonably assist Chiesi in conducting one or more formal or informal national scientific advice meetings or assessments with the health technology assessment body(ies) of Chiesi’s choosing.

5.10 HTA Participation and Preparation. During the Option Period, InhibRx shall allow Chiesi to support and provide input to InhibRx (and shall consider any support or input received from Chiesi in good faith) in preparing for the definitive parallel EMA-HTA scientific advice meeting referenced in Section 2.2 and shall consult with Chiesi in determining which countries subject to EMA jurisdiction shall be involved in such meeting (with the understanding that such determinations shall ultimately be made in good faith by InhibRx). During the Option Period, InhibRx shall allow (and should use Commercially Reasonable Efforts to cause EMA and the relevant HTA to allow) Chiesi to participate as an observer (with the right to ask questions) in such definitive parallel EMA-HTA scientific advice meeting.

6. CONSIDERATION

6.1 Option Initiation Payment and Investment. In consideration for InhibRx granting to Chiesi the Option set forth in this Agreement, Chiesi shall pay to InhibRx a one-time non-creditable payment of Ten Million Dollars ($10,000,000 USD) within five (5) days of the completion of the IPO (the “Option Initiation Payment”). Further, independent from and separable from the Option Initiation Payment, Chiesi shall purchase shares of InhibRx common stock with an aggregate purchase price of Ten Million Dollars ($10,000,000 USD) as a private placement pursuant to a stock purchase agreement in substantially the form of Exhibit A concurrently with the completion of the IPO at the price per share listed on the cover page of the final prospectus for the IPO (the “Investment”).

6.2 Commercial Option Exercise Payment. In consideration for exercising the Option and solely upon execution of the Definitive Agreement, Chiesi shall pay to InhibRx a one-time, non-refundable, non-creditable payment of Twelve Million Five Hundred Thousand Dollars ($12,500,000 USD) upon the effective date thereof (the “Option Exercise Payment”).

6.3 Payment; Payment Method. All payments due under this Agreement shall be made by bank Electronic Funds Transfer (EFT) to a bank account designated by the Party receiving payments hereunder. All payments hereunder shall be made in U.S. Dollars (USD). If the due date of any payment is a Saturday, Sunday or national holiday of Chiesi, such payment may be paid on the following business day.

6.4 Taxes. All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as set forth in this Section 6.4. If any Applicable Law requires Chiesi to withhold taxes with respect to any payment to be made to InhibRx pursuant to this Agreement, Chiesi will notify InhibRx of such withholding requirement prior to making the payment to InhibRx, and provide such assistance to InhibRx, including the provision of such standard documentation as may be required by a tax authority, as may be reasonably necessary in InhibRx’s efforts to claim an exemption from or reduction of such taxes. Chiesi will, in accordance with such Applicable Law, withhold taxes from the amount due, remit such taxes to the appropriate tax authority, and furnish InhibRx with proof of payment of such taxes within thirty (30) days following the payment. If taxes are paid to a tax authority, Chiesi shall provide reasonable assistance to InhibRx to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid. The Parties agree to cooperate with one another and use reasonable efforts to minimize under Applicable Laws and Guidelines obligations for any and all income or other taxes required by Applicable Laws and Guidelines to be withheld or deducted from any of the payments made by or on behalf of a Party hereunder.

7. INTELLECTUAL PROPERTY

7.1 Prosecution of InhibRx Patents.

7.1.1 Filing, Prosecution and Maintenance of InhibRx Patents. InhibRx shall Control in its reasonable discretion and its sole cost and expense, using patent counsel selected by InhibRx (for clarity, all references in this Section 7.1.1 to “patent counsel” shall include inside patent counsel as well as outside patent counsel), the preparation, prosecution (including any interferences, reissue proceedings, patent term extensions and reexaminations) and maintenance of all InhibRx Patents. The Parties expressly agree that all fees, costs and reasonable expenses of patent counsel and patent fees or costs (including any maintenance fees or costs) pursuant to such efforts shall be paid by InhibRx.

7.1.2 Right to Consult. During the Option Period, InhibRx shall deliver or cause its patent counsel to deliver a copy to Chiesi, or have Chiesi copied, on all material, substantive documents relating to InhibRx Patents (other than provisional applications) received by or on behalf of InhibRx from or to be sent by or on behalf of InhibRx in any patent office in the Option Territory, promptly after receipt from the patent office and at least fifteen (15) days prior to filing with the patent office, respectively, including without limitation copies of each patent application, official action, response to official action, declaration, information disclosure statement, request for terminal disclaimer, request for patent term extension, and request for reexamination. Chiesi shall have the right to comment on such documents, and InhibRx shall take Chiesi’s comments with respect to material actions reasonably into consideration.

7.1.3 Abandonment of InhibRx Patents. Without limiting Section 5.5, during the Option Period, InhibRx shall promptly notify Chiesi in the event that it elects to not file, not enter a national phase, abandon the prosecution of (including refraining from seeking legal remedy against a refusal, rejection or revocation by the applicable patent office of) a particular Patent within the InhibRx Patents within the Option Territory (other than provisional applications, and other than in favor of a continuing application based on such parent application). Such notification shall specify the InhibRx Patent to be not filed, not entered into a national phase, abandoned or maintained and shall be given far in advance as reasonably practicable, and in any event at least sixty (60) days, prior to the date on which such InhibRx Patent(s) will lapse or go abandoned. Chiesi shall then have the option, exercisable upon written notification to InhibRx, to assume full responsibility, at its discretion and its sole cost and expense, for prosecution of the affected InhibRx Patent(s) or maintenance of any of the affected InhibRx Patent(s); provided that, unless Chiesi otherwise informs InhibRx, InhibRx shall retain ownership of the affected InhibRx Patent(s).

7.2 Reservation of Rights. As between the Parties, InhibRx shall solely and exclusively own all right, title and interest in and to InhibRx IP, and InhibRx grants no right, title, or license in or to InhibRx IP pursuant to this Agreement, including by implication or estoppel, and InhibRx reserves all rights in and to InhibRx IP and its Confidential Information.

8. CONFIDENTIALITY.

8.1 Confidential Information. Except as expressly provided in this Agreement, the Parties agree that, for the Term and five (5) years thereafter, each Party shall keep completely confidential and shall not disclose, and shall not use any Confidential Information of the other Party for any purpose except for the performance of obligations and exercise of rights as expressly set forth in this Agreement. The Parties shall maintain in confidence such Confidential Information using not less than the efforts the receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, and in no event less than reasonable efforts. Without limiting any provision of this Agreement, each of the Parties hereto shall be responsible for the compliance by its employees and any other recipient(s) from it of the other Party’s Confidential Information with the confidentiality and non-use obligations set forth in this Section 8.

8.2 Permitted Disclosures. Notwithstanding the foregoing confidentiality and non-use obligation, each Party hereto may disclose the other Party’s Confidential Information:

8.2.1 in confidence to its Affiliates, and in confidence to its or their respective investors, potential investors, professional advisors, counsel and accountants, in each case strictly on a need-to-know basis, if such Affiliates and other permitted recipients are bound by an obligation of confidentiality (contractual, legal, fiduciary or otherwise) and non-use obligations no less restrictive than the terms of this Section 8 and provided such Party will be responsible for compliance of each such recipient with the confidentiality and non-use obligations set forth in this Section 8 and this Agreement; and

8.2.2 to the extent such disclosure is reasonably necessary in connection with: (a) prosecuting or defending litigation; (b) complying with Applicable Laws and Guidelines, stock exchange rules, court orders, and administrative subpoena or orders; (c) submitting information to tax authorities; or (d) submitting information to regulatory authorities; provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information, it shall give reasonable advance notice (e.g. which will be sufficient to enable such other Party to apply for patent protection for inventions to be disclosed), to the extent possible, to such other Party of such disclosure and, shall cooperate with such other Party, at such other Party’s reasonable cost and expense, in any effort by such other Party to secure a protective order blocking the disclosure of, or otherwise affording confidential treatment to, such Confidential Information, and will limit any disclosure to the minimum information that such Party reasonably determines pursuant to the advice of counsel is legally required to be disclosed.

8.3 Destruction of Confidential Information; Archive Copies. Upon any expiration or termination of this Agreement, at one Party’s written request, the other Party will promptly destroy all copies of the requesting Party’s Confidential Information in its possession or control; provided, however, that each Party may retain any Confidential Information of the other Party to the extent reasonably necessary for the exercise of any rights that survive termination of this Agreement. It is understood that in the event that computer archive copies of Confidential Information that must be destroyed exist, such copies may be retained by the other Party so long as such computer archive copies are incapable of being accessed by any employee of such other Party or by any Third Party without permission provided by its IT systems administrator, and that if such IT systems administrator shall receive any request for access of such computer archive copy(ies), no access shall be granted without express written permission of Party owning such Confidential Information.

8.4 Confidential Status of Agreement. The terms of this Agreement shall be deemed Confidential Information of both Parties and shall be dealt with according to the confidentiality requirements of this Section 8. The Parties shall agree in writing on a press release announcing this Agreement and shall jointly release such press release as soon as acceptable on both sides. After that, neither Party will make any further public disclosures of the terms of this Agreement without obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, except as may be necessary, in the opinion of counsel, to comply with the requirements of any stock exchange on which the shares of such Party may be listed or of any law, governmental regulation or order; provided, that, either Party may, without the consent of the other Party, publicly disclose and discuss any matters concerning this Agreement that have been previously disclosed with the consent of both Parties.

8.5 Material Non-Public Information. Chiesi acknowledges and agrees that Confidential Information of InhibRx may consist of or contain material non-public information and that trading of any securities of InhibRx while in possession of such Confidential Information may be in violation of applicable laws and regulations.

9. REPRESENTATIONS AND WARRANTIES; DISCLAIMERS.

9.1 Representations and Warranties.

9.1.1 By InhibRx. InhibRx represents and warrants to Chiesi as of the Effective Date that: (a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering; (b) it has the full right and authority to enter into this Agreement and grant the rights granted herein; (c) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Regulatory Authority is required on the part of InhibRx in connection with its valid execution, delivery and performance of this Agreement; (d) the execution of this Agreement and the performance by InhibRx hereunder does not and shall not violate, breach or cause a default under any agreement between InhibRx and a Third Party; (e) InhibRx is the sole and exclusive owner of the entire right, title and interest in all InhibRx IP that exists as of the Effective Date, or otherwise has the right to grant the rights granted herein with respect to such InhibRx IP; (f) it has, and throughout the Term will retain the unconditional and irrevocable right, power and authority to grant the rights hereunder to the InhibRx IP pursuant to the terms of this Agreement; (g) to its actual knowledge, the InhibRx Patents comprise all Patents existing as of the Effective Date that are necessary for the Development, use or Commercialization of the Product in the Field; (h) all InhibRx Patents Controlled by InhibRx are subsisting and have not been determined by any competent court or other governmental authority to be invalid or unenforceable, in whole or in part; (i) to its knowledge, there are no pending claims or claims threatened, judgments, or settlements against, or amounts with respect thereto, owed by InhibRx or any of its Affiliates relating to the InhibRx IP; (j) no claim or litigation has been brought against InhibRx by any Person alleging that the InhibRx IP is invalid or unenforceable or misappropriates any intellectual property or any proprietary right of any Person other than the Parties; (k) to its actual knowledge, the manufacture, use or sale of the Product in the Field does not violate, infringe or otherwise conflict or interfere with any intellectual property or proprietary right of any Person other than the Parties; (l) to its knowledge, no Person is infringing or threatening to infringe, or misappropriating or threatening to misappropriate, the InhibRx IP; (m) InhibRx has the right to use all InhibRx IP as necessary to conduct the Development activities in this Agreement; (n) except for the limited rights to manufacture cell lines for InhibRx granted to [***] pursuant to the [***] Agreement, the use of the InhibRx IP in the Development of the Product as contemplated herein is not subject to any other license or agreement to which InhibRx is a party; (o) the [***] Agreement is a legal and valid obligation binding upon InhibRx and each party thereto has complied in all material respects therewith; (p) neither InhibRx nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the United States Federal Food, Drug and Cosmetic Act (or its foreign equivalent), or is the subject of a conviction described in such section; (q) the inventions claimed or Covered by the InhibRx IP were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof or the federal government of any other country or agency thereof; and (r) to its knowledge, all materials, data and information provided to Chiesi prior to the Effective Date and at all times during the Term in connection with the Product and its manufacture, Development and Commercialization are and shall be truthful and accurate.

9.1.2 By Chiesi. Chiesi represents and warrants to InhibRx as of the Effective Date that: (a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering; (b) it has the full right and authority to enter into this Agreement and grant the rights granted herein; (c) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Regulatory Authority is required on the part of Chiesi in connection with the valid execution, delivery and performance of this Agreement; (d) the execution of this Agreement and the performance by Chiesi hereunder does not and shall not violate, breach or cause a default under any agreement between Chiesi and a Third Party; (e) neither Chiesi nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the United States Federal Food, Drug and Cosmetic Act (or its foreign equivalent), or is the subject of a conviction described in such section; and (f) to its knowledge, all materials, data and information provided to InhibRx prior to the Effective Date and at all times during the Term in connection with the Product are and shall be truthful and accurate.

10. INDEMNIFICATION.

10.1 Indemnification of InhibRx. Chiesi shall indemnify, defend and hold InhibRx and its Affiliates and their respective directors, officers, employees, agents and consultants, and the successors and assigns of the foregoing (the “InhibRx Indemnitees”) harmless from and against any and all claims, suits and proceeding (each a “Claim”) brought by a Third Party against an InhibRx Indemnitee, including paying all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and arbitration) awarded to such Third Party pursuant to such Claim, to the extent arising from or occurring as a result of (a) Chiesi’s breach of its representations, warranties or covenants set forth in this Agreement; or (b) the willful misconduct or grossly negligent act of any Chiesi Indemnitees.

10.2 Indemnification of Chiesi. InhibRx shall indemnify, defend and hold Chiesi and its Affiliates and their respective directors, officers, employees, agents and consultants, and the successors and assigns of the foregoing (the “Chiesi Indemnitees”) harmless from and against any and all Claims brought by a Third Party against an Chiesi Indemnitee, including paying all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and arbitration) awarded to such Third Party pursuant to such Claim, to the extent arising from or occurring as a result of (a) InhibRx’s breach of its representations, warranties or covenants set forth in this Agreement; (b) the willful misconduct or grossly negligent act of any InhibRx Indemnitees; or (c) activities of InhibRx, its Affiliates, agents or sublicensees in its Development of Products.

10.3 Procedure. A Party that intends to claim indemnification under this Section 10 (the “Indemnitee”) shall within thirty (30) days of first becoming aware of a Claim for which it will seek indemnification hereunder, notify the other Party (the “Indemnitor”) of such Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to assume sole Control of the defense thereof, including, the right to settle the action on behalf of the Indemnitee on any terms the Indemnitor deems desirable in the exercise of its sole discretion, except that the Indemnitor shall not, without the Indemnitee’s prior written consent, settle any such claim if such settlement (a) contains a stipulation to or admission or acknowledgment of any liability or wrongdoing on the part of the Indemnitee, or (b) imposes any obligation on the Indemnitee other than a monetary obligation, and only to the extent the Indemnitor assumes in full such monetary obligation. The failure to deliver notice to the Indemnitor within thirty (30) days after the Indemnitee first becomes aware of any such action shall not impair Indemnitor’s indemnification obligation with respect to such action but shall relieve Indemnitor of any liability to the Indemnitee to the extent the Indemnitor is prejudiced materially by the delay. At the Indemnitor’s request and cost, the Indemnitee shall cooperate reasonably with the Indemnitor and its legal representatives in the investigation and defense of the Claim covered by this indemnification and provide full information with respect thereto. The Indemnitee shall not consent to any settlement or judgment in connection with the Claim without the Indemnitor’s prior written consent. The Indemnitee may participate in the defense of the Claim with its own counsel at its own expense.

11. TERM AND TERMINATION.

11.1 Term. The term of this Agreement shall commence on the Effective Date and, subject to the remaining provisions of this Section 11, shall continue until the first to occur of (a) Chiesi’s termination of this Agreement prior to providing an Option Exercise Notice, (b) the expiration of the Option Period without Chiesi providing an Option Exercise Notice, or (c) delivery by Chiesi of an Option Exercise Notice and execution by the Parties of the Definitive Agreement (the “Term”).

11.2 Contract Conditions. This Agreement shall automatically terminate if the Contract Conditions do not occur by February 15, 2020.

11.3 Termination for Convenience. Chiesi may terminate this Agreement upon thirty (30) days’ written notice to InhibRx for any reason or no reason.

11.4 Termination for Cause. Each Party may, upon written notice to the other Party, terminate this Agreement for the other Party’s material breach of this Agreement if the other Party fails to cure such breach (if such breach is curable) within thirty (30) days after receiving written notice from such Party identifying such breach in reasonable detail. If InhibRx notifies Chiesi that InhibRx agrees that InhibRx materially breached its obligations pursuant to Section 5.6 and did not cure such breach within thirty (30) days of notice pursuant to this Section 11.4, or if a court or arbitrator having jurisdiction issues a final order from which no appeal can be taken holding that InhibRx materially breached its obligations pursuant to Section 5.6 and did not cure such breach within thirty (30) days of notice pursuant to this Section 11.4, then InhibRx shall, within thirty (30) days of such notice or written opinion or order, refund to Chiesi that portion of the Option Initiation Payment that was not spent on Development as required in Section 5.6.

11.5 Termination for Bankruptcy. If a Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement upon written notice to such Party.

11.6 Accrued Obligations. Notwithstanding anything to the contrary, expiration or termination of this Agreement for any reason shall not release any Party from any obligation that, prior to the effective date of such expiration or termination, has already accrued. Neither Party is precluded from pursuing any rights and remedies it may have under this Agreement at law or in equity which accrued, or are based upon any act, error or omission occurring, prior to the effective date of such expiration or termination.

11.7 Survival. Notwithstanding anything to the contrary, the following provisions shall survive termination or expiration of this Agreement: Sections 7.2, 8, 10, 11.6, 11.7 and 12.

12. MISCELLANEOUS.

12.1 Dispute Resolution. In the event of any dispute relating to this Agreement that is unresolved by the Parties informally, including the validity, scope, interpretation or application of this Agreement but excluding disputes under Section 2.6, each Party agrees to notify the other Party of the nature of the dispute in writing and arrange to meet and confer at the senior management level to try to resolve such dispute by good faith negotiations. If the Parties have not resolved the dispute within sixty (60) days of the date of written notice, then such dispute may be, upon written notice by either Party to the other Party, escalated for decision by the executive officers of the Parties or their authorized designees. Such executive officers or designees of the Parties shall promptly meet to discuss and, for a period of not less than thirty (30) days, negotiate and use reasonable efforts to resolve the dispute by mutual agreement. If the Parties have not resolved the dispute within thirty (30) days of such written notice, then either Party may pursue further legal action consistent with Section 12.2.

12.2 Governing Law; Venue. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts entered into and performed in New York by residents thereof, including the statutes of limitation thereof, but excluding any conflicts of laws rules that would result in the application of another law. Any action or lawsuit brought relating to this Agreement in accordance with the terms hereunder shall be brought in the competent courts of New York, and any objection to venue or personal jurisdiction in such courts is hereby irrevocably waived.

12.3 Exclusion of Damages. Except for liabilities arising under Section 2.1, Section 2.2, Section 2.3, Section 2.5, Section 3, Section 8, Sections 9.1.1(a), (b), (c), (d), (e) or (f), or Section 10, or with respect to a Party’s fraud or willful misconduct, in no event will either Party be liable to the other Party for any special, punitive, indirect, incidental, exemplary or consequential damages (including for lost profits) arising out of or in connection with this Agreement under any theory of liability, and regardless of any notice or knowledge of the possibility of such damages.

12.4 Language. English is the official language of this Agreement. Any translation prepared by either Party is for its own convenience and shall have no binding effect whatsoever.

12.5 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in a writing executed by such Party. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

12.6 Amendment. This Agreement may be modified or amended only pursuant to a writing executed by both Parties.

12.7 Assignment. Except as otherwise provided herein, this Agreement and the rights and obligations hereunder shall not be assignable by either Party to any Third Party, by operation of law or otherwise, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed). Each Party shall provide notice to any potential assignee of the existence of this Agreement prior to such assignment. Notwithstanding the foregoing, each Party shall be permitted to assign and delegate without consent this Agreement and all of its rights and obligations under this Agreement to an Affiliate or to a successor pursuant to the sale of all or substantially all of such Party’s business or assets relating to this Agreement, or by similar change of control or by operation of law. Any permitted assignee or successor shall assume and be bound by all obligations of its assignor or predecessor under this Agreement. Subject to the foregoing, the terms and conditions of this Agreement shall be binding on and inure to the benefit of the successors and permitted assigns to the Parties. Any assignment not in accordance with this Section 12.7 shall be void.

12.8 Notices. Unless otherwise agreed by the Parties in writing, all notices, consents and other formal or legal communications hereunder shall be in writing and shall be personally delivered or sent by international express delivery service, or registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Party:

If to InhibRx, to:

INHIBRX, INC.

11025 N. Torrey Pines Road, Suite 200

La Jolla, CA 92037

Attention: [***]

Fax: [***]

E-mail: [***]

with a copy (which shall not constitute notice) to the same address:

Attention: [***]

E-mail: [***]

If to Chiesi, to:

CHIESI FARMACEUTICI S.P.A

Largo F. Belloli 11/A

43121 Parma, Italy

Attention: [***]

Fax: [***]

E-mail: [***]

with a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

Facsimile: [***]

Attention: [***]

Email: [***]

Except for a notice of a change of address, which shall be effective only upon receipt thereof, all such notices, consents and formal or legal communications properly addressed shall be effective when actually received, or, if earlier: (a) if sent by U.S. mail (or if internationally, by air mail), seven (7) business days after deposit in the U.S. mail or air mail, postage prepaid; (b) if sent by Federal Express or other overnight delivery service, two (2) business days after delivery to such service; and (c) if sent by personal courier, upon receipt.

12.9 Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute InhibRx or Chiesi as partners or joint venturers in the legal sense. No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. The Parties are independent contractors.

12.10 Compliance with Laws. Each Party agrees to comply with all Applicable Laws and Guidelines in its performance of its obligations under this Agreement, including in respect of Development activities conducted hereunder and the use, transfer, import, export, or sale of Products.

12.11 Severability. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement; and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein except to the extent that such provision may be construed and modified so as to render it valid, lawful, and enforceable in a manner consistent with the intent of the Parties to the extent compatible with Applicable Laws and Guidelines as they shall then appear; provided, however, that, if the absence of such provision causes a material adverse change in either the risks or benefits of this Agreement to any Party, the Parties shall negotiate in good faith a commercially reasonable substitute or replacement for the invalid or unenforceable provision.

12.12 Specific Performance; Remedies Not Exclusive. The provisions of this Agreement are necessary for the protection of the business and goodwill of the Parties and are considered by the Parties to be reasonable for such purpose. Each Party agrees that any breach of this Agreement will likely cause the other Party substantial and irreparable injury and, therefore, in the event of any such breach or threatened breach, in addition to other remedies which may be available, the non-breaching Party shall have the right to specific performance and other injunctive and equitable relief without proving damages or posting a bond. Notwithstanding anything to the contrary in this Agreement, remedies hereunder shall be non-exclusive, and a Party’s exercise of any particular remedy shall not preclude its exercise of any other remedy, or of the same remedy on subsequent occasions.

12.13 Entire Agreement. This Agreement, together with the Appendices hereto, constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between InhibRx and Chiesi with respect to such subject matter.

12.14 Third-Party Beneficiary. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns and there are no third party beneficiaries.

12.15 Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including, without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.16 Interpretation. All terms used herein in any one gender or number shall mean and include any other gender and number as the facts, context, or sense of this Agreement may require. The headings to the Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation. Except where context requires otherwise, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the words “shall” and “will” are deemed to be synonyms; (c) any reference herein to any person or entity shall be construed to include the person’s or entity’s successors and assigns; and (d) all references herein to Sections or Appendices shall be construed to refer to Sections or Appendices of this Agreement, and references to this Agreement include all Appendices hereto.

12.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute one instrument. Counterpart signature pages may be validly delivered by facsimile or by electronic mail in PDF format, and such signature pages shall have the same effect as originals.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives effective as of the Effective Date.

CHIESI FARMACEUTICI S.P.A.		INHIBRX, INC.

By:	/s/ Alberto Chiesi	By:	/s/ Mark Lappe
Name: Alberto Chiesi		Name: Mark Lappe
Its: President		Its: Chief Executive Officer

By:	/s/ Ugo Di Francesco	Date: 5/29/19
Name: Ugo Di Francesco
Its: Chief Executive Officer

Date: May 29th, 2019

Appendix A

Definitions

“Affiliate” shall mean, with respect to either Party, all corporations or other entities Controlled by, in Control of, or under common Control with such Party.

“Applicable Laws and Guidelines” shall mean all applicable provisions of constitutions, statutes, laws, directives, rules, treaties, regulations, orders, decrees and guidelines of all applicable governmental authorities or agencies in a territory, jurisdiction or region, including without limitation (a) all applicable federal, state and local laws, regulations and guidelines of the Option Territory or any applicable portion thereof and (b) all regulations or guidelines of the European Commission or other applicable Regulatory Authority, including GCP, GLP and GMPs.

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

“[***] Agreement” means that certain [***].

“C.F.R.” means the U.S. Code of Federal Regulations.

“Clinical Trial” means any human clinical study of a pharmaceutical product.

“CMC” means the chemistry, manufacturing and control aspects, including the aspects and information described in 21 C.F.R. § 312.23(a)(7).

“Commercialization” means all activities, whether initiated or conducted prior to or following receipt of Regulatory Approval and, if necessary, Reimbursement Approval (both defined below) for the Product in the Field in any jurisdiction, undertaken relating to the marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell the Product, including (a) import, export, distribution, offer for sale, sale, promotion and marketing, medical affairs, managed markets, conferences, and support of patient organizations, (b) to the extent necessary to sell such Product, regulatory activities, including the filing, obtaining and maintenance of Regulatory Filings, and the filing, obtaining and maintenance of Reimbursement Approval for the Product, filing of annual updates, payment of product and establishment fees, and (c) other similar activities directly relating to commercialization of the Product in the Field, whether such activities are addressed in this Agreement or not. “Commercialization” shall exclude Development activities, and when used as a verb, “Commercialize” means to engage in Commercialization activities. For purposes of this Agreement and for the avoidance of doubt, Commercialization excludes non-clinical manufacturing.

“Commercially Reasonable Efforts” means, with respect to a Party’s obligation under this Agreement, the level of efforts required to carry out such obligation in a manner consistent with similarly situated biopharmaceutical companies of similar size that such Party would typically devote to its own portfolio of compounds or products in similar states of development and of similar market potential (including profit margin), as determined in light of all relevant factors, taken as a whole, including, but not limited to: [***]. For purposes of illustration, Commercially Reasonable Efforts requires that a Party reasonably and in good faith: [***].

“Confidential Information” of a Party means (a) the terms and conditions of this Agreement (but not its existence), (b) any information, including all know-how, disclosed in any form by such Party or any of its Affiliates to the other Party or any of its Affiliates hereunder that is marked as “Confidential” at the time it is delivered to the receiving Party or any of its Affiliates, (c) any information, including all know-how, disclosed orally or in writing by such Party or any of its Affiliates to the other Party or any of its Affiliates hereunder which is identified as confidential or proprietary when disclosed or reasonably thereafter and such disclosure is confirmed in writing within a reasonable time from the date of such disclosure, or (d) any information, including all know-how, disclosed orally or in writing by such Party or any of its Affiliates to the other Party or any of its Affiliates hereunder which a reasonable person would conclude from the nature of the information or the circumstances of disclosure is intended to be treated as confidential by the disclosing Party or any of its Affiliates; provided, however, that the above information shall not be deemed Confidential Information to the extent the receiving Party can establish by competent written proof that such information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality to the disclosing Party, at the time of disclosure, and without breach of any legal or contractual obligation to any party;

(b) was generally available to the public or otherwise part of the public domain, other than through a breach of a legal or contractual obligation by the receiving Party or its Affiliate, at the time of its disclosure hereunder to the receiving Party or its Affiliate;

(c) becomes generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;

(d) is independently developed by the receiving Party without reference to or use of any Confidential Information disclosed by the disclosing Party or its Affiliate, as evidenced by the receiving Party’s records kept in the ordinary course of its business; or

(e) was subsequently disclosed to the receiving Party by a Person other than the disclosing Party or its Affiliate without breach of any legal or contractual obligation to any party of which the receiving Party should be reasonably aware.

“Contract Conditions” means each of the following: (a) closing of the IPO by February 15, 2020 and (b) Chiesi’s payment of the Option Initiation Payment and (c) closing of the Investment.

“Control” means:

(a) as to Confidential Information or intellectual property, that which is owned or in-licensed by a Person with the right to disclose, transfer, assign or grant the options, rights, licenses or sublicenses as provided for herein without violating the terms of any agreement or other arrangement with any Third Party (including the terms of any such in-license or in-license agreement) or any Applicable Laws and Guidelines and without the need for any consent (or further consent) from such Third Party;

(b) as to the preparation and prosecution of patent applications, the maintenance of patent rights, and the enforcement and/or defense of patent rights, the authority to select legal counsel, solicit other expert advice and assistance, and to make decisions pertaining to the preparation of patent applications and to the conduct of patent prosecution, interferences, appeals, patent issuance, maintenance, abandonment, reissue, reexamination, oppositions, patent enforcement or defense, as applicable; and

(c) as to a Person, (i) ownership, directly or indirectly, beneficially or of record, of fifty percent (50%) or more of the equity interests representing fifty percent (50%) or more of the aggregate ordinary voting power represented by the issued and outstanding equity interests of such Person, or (ii) occupation of a majority of the voting seats (other than vacant seats) on the board of directors of such Person by individuals who were nominated by another single Person or by a group acting in concert; or (iii) the possession, directly or indirectly, by another single Person or by a group acting in concert, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Corporate Transaction” means a consolidation with or acquisition of InhibRx by another entity in a merger, consolidation, sale of all or substantially all of InhibRx’s assets or the acquisition of all of the outstanding voting stock of InhibRx in a single transaction or a series of related transactions, including a transaction to merely change the state of incorporation.

“Cost of Goods” means the fully-loaded labor costs, out-of-pocket expenses, raw materials and consumables costs, and manufacturing and delivery costs incurred by InhibRx in accordance with GAAP or IFRS associated with manufacturing, purchasing and supplying the Product.

“Cover(ed)” means, with respect to any Patent and the subject matter at issue, that, but for a license granted under a Valid Claim of such Patent, the manufacture, use, sale, offer for sale or importation of the subject matter at issue would infringe such Valid Claim, or, in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

“CSR” means the clinical study report for any completed Phase I Clinical Trial intended to support Regulatory Approval of the Product by FDA.

“Development” means all CMC, non-clinical and clinical drug development activities, each to the extent reasonably relating to the development of the Product. Development shall include toxicology, pharmacology, and other non-clinical efforts, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, the conduct of Clinical Trials or other activities, including regulatory activities, relating to obtaining Regulatory Approval. When used as a verb, “Develop” means to engage in Development activities. For purposes of this Agreement and for the avoidance of doubt, Development excludes non-clinical manufacturing.

“Development Costs” means the actual, documented internal and out-of-pocket costs incurred by InhibRx and its Affiliates in connection with Development activities for the Product that are relevant to Regulatory Approval by both EMA and FDA. For clarity, costs in connection with Development activities related to post-Regulatory Approval Clinical Trials required by FDA shall not be included within “Development Costs”.

“EMA” means the European Medicines Agency or any successor entity thereto.

“EU” means all current and future countries within the continent of Europe, including for the avoidance of doubt the United Kingdom (and each of England, Scotland, Wales and Northern Ireland), the Republic of Ireland and Iceland.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Field” means [***].

“GAAP” means generally accepted accounting principles, as applied in the United States.

“GCP” means the standards, practices and procedures related to the conduct of Clinical Trials set forth by the International Conference on Harmonisation and similar regulatory requirements imposed by any Regulatory Authority and (as applicable) any equivalent or similar standards in other jurisdictions, to the extent that such standards are applicable in the jurisdiction in which the relevant Clinical Trial is conducted or required to be followed in the jurisdiction in which Regulatory Approval of a product will be sought.

[***]

“GLP” means the standards, practices and procedures related to the conduct of laboratory practices set forth by the International Conference on Harmonisation and similar regulatory requirements imposed by any Regulatory Authority.

“Good Manufacturing Practice” or “GMPs” means the current good manufacturing practices promulgated by any Regulatory Authorities that are applicable to the Product.

“HTA” means the health technology assessment body, as determined by any Applicable Laws and Guidelines.

“IFRS” means International Financial Reporting Standards.

“InhibRx IP” means all (a) InhibRx Patents, and (b) all other Intellectual Property Rights that are owned or Controlled by InhibRx or its Affiliates during the Term and that are necessary or reasonably useful for the Development, use or Commercialization of the Product in the Field. Notwithstanding anything to the contrary herein, Patents and Intellectual Property Rights owned or Controlled by a Person or entity that is not an Affiliate of InhibRx as of the Effective Date but that later becomes an Affiliate of InhibRx, which Patents and Intellectual Property were developed prior to the transaction that was the basis for the transaction resulting in such entity becoming an Affiliate, or which Patents and Intellectual Property were developed by such entity after the transaction that was the basis for the transaction resulting in such entity becoming an Affiliate but that are not used by InhibRx or any of its Affiliates in connection with the Product, shall not be included within the InhibRx IP.

“InhibRx Patents” means all Patents owned or Controlled by InhibRx or its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful for the Development, use or Commercialization of the Product. The InhibRx Patents as of the Effective Date are listed on Appendix C of this Agreement.

“Intellectual Property Rights” means (a) all Patents, unpatented or unpatentable inventions, specifications, trademarks, service marks, designs, drawings, plans, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, (b) Confidential Information, improvements, knowledge, trade-secret, know-how and any other similar right anywhere in the world, and (c) registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the world (including without limitation rights in any of the foregoing).

“IPO” means the closing of the sale of shares of InhibRx common stock to the public (on NASDAQ or the NYSE) at a price in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“Normalized Cost of Goods” means the Cost of Goods associated with supplying a Normalized Dose of the Product.

“Normalized Dose” means, as determined following the Phase I Clinical Trial for the Product, the normalized dose of the Product applicable to treatment of a human patient weighing 70 kg for one twelve (12) month treatment cycle.

“Normalized Net Sales Price” means the sales price (calculated as Net Sales, as that term is defined in the Definitive Agreement) associated with supplying a Normalized Dose of the Product.

“Option Territory” means worldwide excluding the RON Territory.

“Patent” means any and all (a) patents and patent applications, (b) any foreign counterparts thereof, (c) all divisionals, continuations, continuations in-part, reissues thereof or any other patent or patent application claiming priority directly or indirectly from any such specified patents or patent applications, and (d) all patents issuing from any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, renewals, supplemental protection certificates, or extensions of any of the foregoing, and any foreign counterparts thereof

“Phase I Clinical Trial” means a human Clinical Trial that would satisfy the requirements of 21 C.F.R. § 312.21(a) or the equivalent law or regulation in the Option Territory.

“Product” means any pharmaceutical product, in any form or formulation, that contains as an active ingredient InhibRx’s proprietary recombinant version of human alpha-1 antitrypsin (AAT), currently known as INBRX-101, as may be further modified, formulated, Developed, manufactured, used or Commercialized, including any “next generation” versions thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, or other legal entity.

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations, of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport and/or sale of the Product in the Field in a country, regulatory jurisdiction or region, including, where applicable (a) Reimbursement Approvals, (b) pre- and post-approval marketing authorizations and (c) labelling approvals.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, notified body, department, bureau, commission, council or other governmental entity responsible for overseeing the Development (including the conduct of clinical trials), manufacture, release, distribution, importation, exportation, transport, storage, marketing, price, reimbursement, promotion, offer for sale, use, or sale of the Product in any country, regulatory jurisdiction or region.

“Regulatory Filings” shall mean any and all regulatory applications, filings, approvals, registrations and associated correspondence submitted to or received from a Regulatory Authority to further the Development or Commercialization of the Product in a country, regulatory jurisdiction or region, and all amendments and supplements thereto.

“Reimbursement Approval” means any and all pricing and/or reimbursement approvals, licenses, registrations, or authorizations of any reimbursement or Regulatory Authority relating to the sale or transfer of the Product in the applicable jurisdiction.

“RON Territory” means the United States and Canada.

“Third Party” means a Person other than InhibRx, Chiesi, or their respective Affiliates.

“USD” means United States of America Dollars.

“Valid Claim” means any claim within an issued and unexpired Patent that (i) is not expired, lapsed, or abandoned, (ii) is not dedicated to the public, disclaimed, or admitted to be unenforceable or invalid; and (iii) has not been invalidated, held unenforceable or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, re-examination, reissue, disclaimer or otherwise.

Appendix B

License Agreement Term Sheet

For purposes of this Appendix B, capitalized terms shall have the meanings set forth in the Agreement, Appendix A and below. To improve clarity, this Appendix B uses the term “Option Agreement” to refer to the Agreement.

GRANTS OF LICENSES ; EXCLUSIVITY; RIGHTS OF NEGOTIATION
COMMERCIAL LICENSE

Chiesi will receive a royalty-bearing, transferable (in accordance with a permitted assignment), sublicensable (through multiple tiers), exclusive license (including as to InhibRx and its Affiliates) under the InhibRx IP, to Develop, use, have used, sell, have sold and offer to sell, transfer and otherwise Commercialize the Product in the Field in the Option Territory. For the avoidance of doubt, the foregoing license includes the right to modify, co-formulate and improve the Product, and commercialize the Product in combination with other products or therapies, without InhibRx’s prior written consent. Notwithstanding the exclusive nature of the license grant, to the extent Clinical Trials are conducted (a) in the Option Territory other than the EU; or (b) in the EU solely to the extent no separate Clinical Trial is required by the EMA, in each case for purposes of obtaining Regulatory Approval of the Product in the Field in both the Option Territory and the RON Territory, InhibRx shall be permitted to Develop, use and have used the Product in the Field in the Option Territory for such purposes, including in collaboration with Chiesi as further described below. For clarity, the foregoing license will not include any rights with respect to any active pharmaceutical ingredient that is not InhibRx’s proprietary recombinant version of human alpha-1 antitrypsin, including any other serpin other than human alpha-1 antitrypsin that may be claimed or covered by one or more claims of the InhibRx Patents.

Chiesi has no right to make or have made the Product.

Chiesi may sublicense rights to Develop and Commercialize the Product in the Field in the Option Territory provided that it provides InhibRx with a copy of all sublicensing documents promptly upon execution, and Chiesi will remain liable and responsible for its sublicensee’s actions and compliance with the sublicense agreement and the Definitive Agreement.

EXCLUSIVITY

Chiesi and its Affiliates shall not [***] of any product (other than the Product) that [***] (a “Competitive Product”). Notwithstanding the foregoing, if Chiesi or any of its Affiliates acquires or is acquired by a Third Party that is commercializing a Competitive Product, then Chiesi shall [***].

RIGHTS OF NEGOTIATION

The Definitive Agreement will include Chiesi’s right of negotiation for rights to Develop and Commercialize the Product in any country(ies) in the RON Territory, as described in Section 3.1 of the Option Agreement.

In addition, during the term of the Definitive Agreement, if InhibRx intends or determines to engage in discussions with any Third Party, or is considering in good faith an offer from a Third Party, to license, grant or otherwise transfer, including by option or sale, to any Third Party any rights to Develop, use, have used, sell, have sold, offer to sell or otherwise Commercialize, in whole or in part, the Product in the field of [***] in the Option Territory, then, in each case, InhibRx will first notify Chiesi in writing prior to providing any notice to or engaging in discussions with any Third Party. Chiesi will have thirty (30) days from receipt of such written notice to inform InhibRx whether or not it wishes to engage in negotiations with InhibRx with respect to such proposed license or other transfer. If Chiesi so notifies InhibRx in writing within such thirty (30) day period with respect to the applicable country(ies) in the Option Territory, then for a period of sixty (60) days commencing as of the date of such notice, subject to the terms and conditions of the Definitive Agreement, the Parties will negotiate in good faith the terms of an agreement pursuant to which InhibRx would grant to Chiesi a royalty-bearing, transferable, sublicensable, exclusive license (even as to InhibRx and its Affiliates) under InhibRx IP to Develop, use, have used, sell, have sold and offer to sell, lease or otherwise Commercialize the Product in the field of [***] in the applicable country(ies) in the Option Territory. For the avoidance of doubt, discussions and negotiations relating to a Corporate Transaction shall not be subject to this right of negotiation.

ACTIVITIES

RESEARCH AND DEVELOPMENT PROGRAM

The Definitive Agreement will require InhibRx to use Commercially Reasonable Efforts to Develop the Product, including, but not limited to, consistent with Section 5.1 of the Option Agreement, as applied to Clinical Trials subsequent to the Phase I Clinical Trials for the Product, and the Research and Development Plan agreed by the Parties. InhibRx’s Development of the Product, including the FDA Study, will be subject to the governance of the Joint Steering Committee, as set forth below.

The Definitive Agreement will require Chiesi to use Commercially Reasonable Efforts to Develop the Product in each country within the Option Territory in which it is commercially reasonable to do so. To the extent any such clinical activities, including the EMA Study, as applicable, differ from the Development activities common between the Option Territory and the RON Territory, Chiesi will perform such Development activities in accordance with the Research and Development Plan agreed by the Parties. For clarity, except for InhibRx’s obligation to manufacture and supply the Product (including clinical trial material), Chiesi would be solely responsible for the EMA Study, if required, and any other Development Activities throughout the Option Territory, all as coordinated by the JSC. The Parties will work together to leverage Development activities taken within any given country to the advantage of others as part of a global Product strategy.

Chiesi may not pursue any indications outside of the Development Plan without InhibRx’s approval, such approval not to be unreasonably withheld, conditioned or delayed. If either Party identifies another indication for the Product to the JSC, then the Parties may discuss leveraging the existing development and commercialization model as a framework for such other indication under economic and other terms to be negotiated by the Parties in good faith.

In the event the EMA Study is required, InhibRx will agree to not, directly or indirectly, without the prior written authorization of Chiesi, conduct any Development activity for the Product in the EU or in any other country in the Option Territory subject to EMA jurisdiction at the time such Development activity is commenced.

Chiesi shall be solely responsible for any post-approval or post-marketing studies required in the Option Territory.

REGULATORY MATTERS

During the Term of the Option Agreement, InhibRx will be responsible for maintaining its Investigational New Drug (IND) application for the Product in the United States.

During the term of the Definitive Agreement, Chiesi will control all communications and correspondences with Regulatory Authorities in the Option Territory, and will be responsible for preparing and submitting all Regulatory Filings and holding all Regulatory Approvals for the Product in the Option Territory. Chiesi will permit InhibRx to attend meetings with Regulatory Authorities, and will copy InhibRx on all material communications with Regulatory Authorities, and will consider InhibRx’s comments with respect to Regulatory Filings (including drafts and submissions related thereto) and related correspondence in good faith. If InhibRx requests Chiesi to maintain the confidentiality of data or information in connection with Regulatory Filings for strategic purposes, to the extent permissible under Applicable Laws and

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Guidelines Chiesi will withhold disclosure in response to such reasonable requests for a reasonable period of time.

Chiesi will transfer all Regulatory Approvals to InhibRx, at InhibRx’s sole cost and expense, upon termination of the Definitive Agreement and will transition control of Clinical Trials if requested by InhibRx and permitted under applicable law.

Chiesi shall own its own Development data with respect to the Product and shall promptly disclose such data to InhibRx, and shall grant InhibRx a perpetual, exclusive license to the data (including rights of reference to regulatory submissions) in all territories other than the Option Territory, and a perpetual, co-exclusive license to the data in the Option Territory for use consistent with the purposes of the Definitive Agreement.

The Parties will establish provisions in the Definitive Agreement to ensure appropriate coordination of regulatory activities for a territory-split biologic Product, including appropriate mutual grants of rights of reference, pharmacovigilance coordination, maintenance and synchronization of a safety database, and other similar matters.

FORMULATION DEVELOPMENT

InhibRx will continue to use efforts consistent with Section 5.2 and Section 5.3 of the Option Agreement to reduce the Cost of Goods of the Product and Develop a formulation of the Product that is stable at room temperature. Based on the status of formulation development and achievement of the foregoing objectives at the time of Chiesi’s exercise of the Option, the Definitive Agreement will contain more (or less) detail regarding specific formulation development activities and parameters to be conducted by InhibRx, and such activities and parameters, including coordination of CMC elements of Regulatory Filings, would be within the scope of Joint Steering Committee oversight.

MANUFACTURING

InhibRx will be responsible, at its sole cost and expense, for the manufacture and supply of all Product clinical trial material through the completion of the Phase I Clinical Trial. For each subsequent Clinical Trial, InhibRx shall continue to be responsible for the manufacture and supply (including release testing and shipping) of the Product clinical trial material, but Chiesi shall contribute to the cost and expense of manufacture of such clinical trial material solely as part of its obligation to contribute to Development Costs, as described below. During the term of the Definitive Agreement, and prior to the finalization of a supply agreement between the Parties, InhibRx shall grant, and shall use Commercially Reasonable Efforts to cause its Third Party manufacturer or supplier to grant, to Chiesi a right to perform customary audits (including with and without cause) of such manufacturer’s or supplier’s facilities, processes and records.

Following Regulatory Approval for the Product in any country in the Option Territory, manufacture and supply of the Product would continue to be conducted by InhibRx, pursuant to a supply agreement to be mutually agreed upon, which shall provide Product supply to Chiesi at a supply price equal to InhibRx’s Cost of Goods, subject to adjustment following the end of the Royalty Term as described below. Such supply agreement would, among other things, grant customary audit rights to Chiesi similar to the ones described in the foregoing paragraph, and provide appropriate provisions with respect to continuity of supply, including (i) an obligation for InhibRx to use Commercially Reasonable Efforts to engage and qualify backup sources of supply, and (ii) rights for Chiesi to qualify InhibRx’s backup sources of supply under appropriate circumstances (including use of Commercially Reasonable Efforts to establish appropriate mechanisms for providing Chiesi with third party beneficiary rights or other access to such backup sources in appropriate circumstances).

The Parties will agree upon a “Quality Agreement Term Sheet” and a “Supply Agreement Term Sheet”, each of which will be included as an exhibit to the Definitive Agreement and will include the material terms under which InhibRx will manufacture and supply the Product to Chiesi.

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COMMERCIALIZATION

Once Regulatory Approval is received for a specific country in the Option Territory, Chiesi will be solely responsible for (at its sole cost and expense) and would be required to launch the Product in such country in the Option Territory in accordance with a commercialization plan reasonably established by the Parties in good faith, and use Commercially Reasonable Efforts to Commercialize the Product in such country in the Option Territory, including to obtain pricing and/or reimbursement approvals. Notwithstanding the foregoing, InhibRx shall continue to be responsible for ensuring the manufacture and supply of the Product (including any required clinical trial material) for all countries in the Option Territory.

For the purposes of Chiesi’s Commercialization of the Product in the Option Territory, “Commercially Reasonable Efforts” shall be determined on a country-by-country, Product-by-Product basis.

INTELLECTUAL PROPERTY

Ownership

With respect to Intellectual Property Rights owned or Controlled prior to the Effective Date of the Definitive Agreement, all such Intellectual Property Rights shall remain in the ownership or control of the Party owning or Controlling such Intellectual Property Rights.

With respect to any Intellectual Property Rights newly generated under the Definitive Agreement, ownership (and any responsibilities related thereto, as appropriate) will be determined under the terms of the Definitive Agreement based on which Party(ies) contributed to the development of the Intellectual Property Rights at issue. At a minimum, the Definitive Agreement shall include terms consistent with the following concepts: (i) any new Intellectual Property Rights generated by InhibRx that qualifies as InhibRx IP shall be treated as if licensed under the Definitive Agreement with no additional consideration due from Chiesi; (ii) any new Intellectual Property Rights relating to the Product, which are not severable from the Product (including improvements to InhibRx IP), generated by Chiesi shall be owned by InhibRx (by assignment from Chiesi to InhibRx) and treated as if licensed under the Definitive Agreement with no additional consideration due from Chiesi but subject to InhibRx’s obligation to reimburse Chiesi for all costs and expenses incurred therefor, and (iii) any new Intellectual Property Rights relating to the Product, which are severable from the Product, generated by Chiesi shall be owned by Chiesi, and Chiesi shall grant InhibRx a royalty-free, fully paid up, exclusive right and license under such Intellectual Property Rights to Develop, use, have used, sell, have sold and offer to sell, transfer and otherwise Commercialize the Product in the Field outside of the Option Territory.

Trademark Matters

The Parties would establish in the Definitive Agreement appropriate parameters for registration, use, and enforcement of trademarks to be used in association with the Commercialization of the Product in the Option Territory. The Definitive Agreement would grant to Chiesi the right, but not the obligation, to sell the Product in the Option Territory under InhibRx’s trademarks upon InhibRx’s prior written consent, and would contain license grants and marketing activity and enforcement coordination consistent with use of such trademarks; provided, however, that Chiesi shall also be entitled to develop and use new trademarks under which the Product may be sold in the Option Territory, which new trademarks would be exclusively owned by Chiesi. Chiesi will transfer (or license, to the extent appropriate) all Product trademarks to InhibRx upon termination of the Definitive Agreement.

Patent Prosecution

InhibRx will be responsible, at its sole cost and expense, for prosecuting the InhibRx Patents consistent with Section 7.1 of the Option Agreement. InhibRx will grant Chiesi reasonable rights of comment and review in connection with such patent prosecution efforts. Upon election to not file, not enter a national phase or abandon the prosecution of (including refraining from seeking legal remedy against a refusal, rejection or revocation by the applicable patent office of) any InhibRx Patents as described in Section 7.1 of the Option Agreement, Chiesi shall have, at a minimum, the rights described in Section 7.1.3, including the right to receive an assignment of

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the affected InhibRx Patent(s). Without limiting the foregoing, InhibRx shall, upon Chiesi’s reasonable request, file for such patent term extensions in the Option Territory as reasonably requested by Chiesi, subject to sharing in the costs of such filings as the Parties shall reasonably determine together in good faith.

Chiesi may not file for protection or registration of InhibRx IP without InhibRx’s prior written consent, which InhibRx will not unreasonably withhold, condition or delay. InhibRx will consent to such a filing in any given country if Chiesi can clearly communicate and demonstrate that such filing is required for strategic reasons. Any such filing shall be at Chiesi’s own cost and expense.

InhibRx will also be responsible for acquiring licenses to any enabling technologies that are reasonably necessary for the use of InhibRx IP or for the Development, manufacture or Commercialization of the Product as the Parties may reasonably agree, and subject to sharing in the costs of such acquisition as the Parties shall reasonably determine together in good faith. InhibRx, or Chiesi, as applicable, will inform the Joint Steering Committee immediately if it learns of any enabling technologies that are reasonably necessary for the Development or Commercialization of the Product in the Option Territories.

Patent Defense

InhibRx retains the sole right to defend the enforceability, scope and validity of the InhibRx IP, except to the extent challenges to the enforceability, scope and validity of the InhibRx IP arise out an enforcement action by Chiesi in the Field in the Option Territory against Third Party infringers, in which case such defense shall be coordinated in good faith between Chiesi and InhibRx.

Patent Enforcement

Chiesi would have the first right, at its sole cost and expense, for enforcing the InhibRx Patents in the Field in the Option Territory against Third Party infringers. InhibRx would be obligated to cooperate with Chiesi enforcement activities, at Chiesi’s expense (including joinder if necessary, subject to indemnification by Chiesi from costs, damages and expenses incurred in connection with such activities) and would have step-in rights if Chiesi does not elect to enforce. Recoveries upon successful enforcement would (i) first be applied to cover Chiesi’s cost and expense related to such enforcement, (ii) amounts awarded specifically for lost sales or profits would then be treated as Net Sales of the Product, subject to payment of royalties as applicable, and (iii) any additional recoveries shall be divided, with [***]% to Chiesi and [***]% to InhibRx.

GOVERNANCE

The Parties will continue the Joint Steering Committee established pursuant to Section 4.1 of the Option Agreement, with additional formality and tasks to be established consistent with the Development relationship contemplated by the Parties.

With respect to Development of the Product, the Joint Steering Committee will duly consider the EMA requirements for Regulatory Approval. Except as set forth below, all decisions concerning the Development of the Product, including those related to the FDA Study, will be made by a consensus of the Joint Steering Committee. In the event that a dispute arises in the Joint Steering Committee (a “JSC Dispute”), such JSC Dispute shall be finally and definitively resolved by the mutual agreement of senior officers of each of the Parties. If the senior officers of the Parties are unable to resolve the JSC Dispute, the matter shall be resolved in accordance with the dispute resolution process set forth below.

Subject only to Chiesi’s obligation to use Commercially Reasonable Efforts to Commercialize the Product set forth in the Definitive Agreement and its other diligence requirements in the

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Definitive Agreement, Chiesi will have sole decision-making rights with respect to Development and Commercialization of the Product in the Field in the Option Territory. For the avoidance of doubt, in the event of an EMA Study, except for InhibRx’s obligations to manufacture and supply the Product, Chiesi would be solely responsible for the clinical Development of the Product under such EMA Study, and the Joint Steering Committee will serve as an information sharing forum (but not decision-making body) for activities related to such EMA Study. Regardless of the requirement of the EMA Study, all matters with respect to the FDA Study will continue to be handled in accordance with the terms of the immediately preceding paragraph.

The Joint Steering Committee will also serve as an information sharing forum (but not decision-making body) for activities related to Chiesi’s Commercialization of the Product in the Option Territory. Chiesi will be obligated to (i) periodically deliver to InhibRx a report describing in reasonable detail the status of its Commercialization efforts with respect to the Product and with respect to the commercialization plan, for informational purposes only, and (ii) upon InhibRx’s request, meet with InhibRx to discuss such report.

CONSIDERATION
DEVELOPMENT COSTS

If the Parties agree that Development of the Product will proceed solely on the basis of the FDA Study, Chiesi will be responsible for reimbursing, on a monthly basis, [***] percent ([***]%) of InhibRx’s Development Costs for the Product (excluding reimbursement of Development Costs incurred prior to execution of the Definitive Agreement); provided, however, that Chiesi’s share of Development Costs shall not exceed $[***] in any particular calendar year, and Chiesi’s share of Development Costs on a cumulative basis shall not exceed $[***]. To the extent not reimbursed by Chiesi, InhibRx shall be responsible for all other Development Costs and shall be solely responsible for all costs in connection with Development activities solely required by FDA.

If the Parties agree that Development of the Product will require the FDA Study and the EMA Study pursuant to Section 2.2 of the Option Agreement, Chiesi will be responsible for reimbursing InhibRx, on a calendar yearly basis, up to $[***] of Development Costs (invoiced monthly on a pro rata basis, and excluding reimbursement of Development Costs incurred prior to execution of the Definitive Agreement); provided that Chiesi’s share of Development Costs on a cumulative basis shall not exceed $[***]. For the avoidance of doubt, if the EMA Study is required, InhibRx will continue to be responsible for CMC activities and clinical trial material manufacturing and supply, and the Development Costs reimbursed by Chiesi under this scenario would be intended to account for the costs related thereto, including any scale-up manufacturing or supply activities related to a second Clinical Trial. Chiesi shall be responsible for all other Development Costs related to the EMA Study.

For the avoidance of doubt, Chiesi’s reimbursement obligations for Development Costs will either be the $[***] annual cap / $[***] cumulative cap (in the event of only the FDA Study) or the $[***] annual cap / $[***] cumulative cap (in the event of the FDA Study and the EMA Study), but not both, with the determining factor being whether or not the EMA Study is required.

REGULATORY AND LAUNCH MILESTONE PAYMENTS

Chiesi would pay InhibRx the following one-time, non-refundable, non-creditable regulatory and launch milestone payments within forty-five (45) days after the Product achieves the corresponding development or regulatory milestone (and Chiesi will notify InhibRx promptly upon achievement of each milestone) and upon receipt of the relevant invoice from InhibRx:

Centralized Regulatory Approval from the EMA (i.e.,	$[***]

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applicable to each country in the European Union).[1]

	First commercial sale of the Product following Regulatory Approval in each of the first three of the following countries within the European Union: • France • Germany • Italy • Spain • United Kingdom	$[***] (up to [***]x for a total of $[***])

REIMBURSEMENT APPROVAL PAYMENTS

Chiesi would pay InhibRx the following one-time, non-refundable, non-creditable Reimbursement Approval milestone payments within forty-five (45) days after the Product achieves the corresponding milestone (and Chiesi will notify InhibRx promptly upon achievement of each milestone) and upon receipt of the relevant invoice from InhibRx:

For each of the following countries in which the initially-received Reimbursement Approval by the applicable Reimbursement Authority results in a Normalized Net Sales Price leading to Net Sales per patient per calendar year greater than €[***] but less than or equal to €[***]:

•  France

•  Germany

•  Italy

•  Spain

•  United Kingdom

$[***] (up to [***]x for a total of $[***])

For each of the following countries in which the initially-received Reimbursement Approval by the applicable Reimbursement Authority results in a Normalized Net Sales Price leading to Net Sales per patient per calendar year greater than €[***]:

•  France

•  Germany

•  Italy

•  Spain

•  United Kingdom

$[***] (up to [***]x for a total of $[***])

For clarity, only one of the $[***] milestone payment or the $[***] milestone payment will be payable with respect to any particular country, and in no event shall the amount payable with respect to any country exceed $[***], nor shall the cumulative total of all such milestones exceed $[***]. For further clarity, any adjustment to the Normalized Net Sales Price by any Regulatory Authority following the initially-received Reimbursement Approval shall have no

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Note to Appendix: Definitive Agreement to include following additional details regarding timing of this payment. If centralized Regulatory Approval occurs on the basis of a Clinical Trial data package that includes full CT scan results, but the EMA requires a Phase IV Clinical Trial, the milestone will be deemed achieved and payable upon receipt of such Regulatory Approval. If, however, centralized Regulatory Approval occurs on the basis of a Clinical Trial data package that is not required to include full CT scan results (e.g., biomarker-based results suffice), but the Product is commercially launched with a confirmatory post-Regulatory Approval Clinical Trial required, this milestone will not be deemed achieved and payable until the full Regulatory Approval occurs following completion of such post-Regulatory Approval Clinical Trial.

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effect on the milestones payable hereunder.

OPTION TERRITORY-WIDE NET SALES MILESTONE PAYMENTS

Chiesi would pay InhibRx the following one-time, non-refundable, non-creditable Option Territory-wide Net Sales milestone payments within forty-five (45) days after the first time the Product achieves the corresponding Net Sales milestone (and Chiesi will notify InhibRx promptly upon achievement of each milestone) and upon receipt of the relevant invoice from InhibRx:

	First occurrence of Option Territory-wide Net Sales of the Product in excess of $[***] during a calendar year:	$[***]

	First occurrence of Option Territory-wide Net Sales of the Product in excess of $[***] during a calendar year:	$[***]

	First occurrence of Option Territory-wide Net Sales of the Product in excess of $[***] during a calendar year:	$[***]

If more than one of the foregoing Option Territory-wide Net Sales milestones occurs in a single calendar year, only the highest of such milestone payments shall be payable in such year, and the lower milestone payment(s) shall be payable in subsequent calendar years in which the applicable lower milestone payment threshold may be met.

COMMERCIAL ROYALTIES PER PRODUCT

On a country-by-country basis, Chiesi would pay InhibRx annual royalty payments at the rates set forth below within forty-five (45) days after completion of Chiesi’s annual financial statements for the applicable calendar year:

For Calendar Years in which the Normalized Cost of Goods for the Product is less than or equal to $[***]:
	Portion of calendar year Option Territory-Wide Net Sales of the Product up to and including $[***]:	[***]%
	Portion of calendar year Option Territory-Wide Net Sales of the Product between $[***] and $[***]:	[***]%
	Portion of calendar year Option Territory-Wide Net Sales of the Product in excess of $[***]:	[***]%
For Calendar Years in which the Normalized Cost of Goods for the Product is between $[***] and $[***]:
	Portion of calendar year Option Territory-Wide Net Sales of the Product up to and including $[***]:	[***]%
	Portion of calendar year Option Territory-Wide Net Sales of the Product between $[***] and $[***]:	[***]%
	Portion of calendar year Option Territory-Wide Net Sales of the Product in excess of $[***]:	[***]%
For Calendar Years in which the Normalized Cost of Goods for the Product exceeds $[***]:
	Portion of calendar year Option Territory-Wide Net Sales of the Product up to and including $[***]:	[***]%
	Portion of calendar year Option Territory-Wide Net Sales of the Product between $[***] and $[***]:	[***]%
	Portion of calendar year Option Territory-Wide Net Sales of the Product in excess of $[***]:	[***]%

Notwithstanding the foregoing, if the Normalized Cost of Goods for the Product exceeds $[***], then in each country the royalty rate payable shall be adjusted downwards as necessary to ensure that the Normalized Cost of Goods plus the royalty payable on Net Sales does not

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exceed [***] percent ([***]%) of the Normalized Net Sales Price in such country.

NET SALES

Net Sales shall be based on (i) all amounts received by Chiesi and its Affiliates from Product sales to Third Parties and (ii) amounts received by Chiesi and its Affiliates from the transfer or supply of the Product to sublicensees or distributors exceeding amounts paid by Chiesi or its Affiliates to InhibRx for supply of Product and (iii) any royalties received by Chiesi and its Affiliates from such Third Party sublicensees or distributors based on its or their sales of the Product to Third Party customers, but shall not include any other consideration or revenues received from such Third Party sublicensees or distributors except as set forth below. Net Sales shall be calculated in a manner consistent with IFRS consistent with Chiesi’s fiscal year.

In addition to the foregoing, non-royalty amounts received by Chiesi and its Affiliates from sublicensees in consideration for the granting of such sublicense (but excluding bona fide R&D funding, cost reimbursement, Product purchase, and other similar amounts) (collectively, “Sublicense Revenue”) shall be counted as Net Sales solely for purposes of paying royalties on such Sublicense Revenue at the applicable royalty rate tier that would be determined solely on the basis of such Sublicense Revenue (e.g., $[***] in Sublicense Revenue received from sublicensees during a calendar year in which the Normalized Cost of Goods for the Product is less than or equal to $[***] would trigger a [***]% royalty, regardless of whether overall Net Sales of the Product would have resulted in a different royalty tier), and such Sublicense Revenue shall not count as Net Sales for purposes of determining royalty rate tiers generally or triggering Net Sales milestone payments.

ROYALTY STACKING

In the event Chiesi is reasonably required to obtain an intellectual property license from a Third Party in order to Commercialize the Product in the Field in a particular country in the Option Territory free of infringement, with respect to any given calendar quarter, Chiesi shall be permitted to credit [***] percent ([***]%) of the royalties paid to such Third Party with respect to such Product in such country during such quarter up to a maximum reduction of [***] percent ([***]%) of the royalties owed InhibRx under the Definitive Agreement for the Product in such country during such quarter.

ROYALTY TERM

Royalties will be payable on a country-by-country, Product-by-Product basis until the later of (i) expiration of the last to expire of the InhibRx Patents that contains a Valid Claim Covering the manufacture, use or Commercialization of the Product in the applicable country, and (ii) expiration of the regulatory exclusivity on such Product in such applicable country (“Royalty Term”).

Upon expiration of the Royalty Term on a Product-by-Product and country-by-country basis, the Parties agree that the Product supply price thereafter should be [***].

Notwithstanding the foregoing, the Parties acknowledge that, on a country-by-country and Product-by-Product basis, the launch of a third party biosimilar to the Product in any particular country following expiration of the Royalty Term, which biosimilar captures at least forty percent (40%) of the combined market share (in dollars or other currency) of the Product and such biosimilar in such country (such event, “Generic Competition”), should result in a further adjustment to the Product supply price in order to appropriately account for adjustments to pricing in the applicable country. [***].

MISCELLANEOUS
LICENSE TERM

The term of the Definitive Agreement shall commence on the effective date of the Definitive Agreement. Unless earlier terminated pursuant to the agreed upon termination provisions in the Definitive Agreement, the Definitive Agreement shall remain in full force and effect on a country-by-country, Product-by-Product basis in the Option Territory for the Royalty Term and thereafter. Upon expiration of the Royalty Term in a specific country for a specific Product, Chiesi’s license under the know-how elements of the InhibRx IP as described in the license grant shall become royalty-free, fully paid-up, irrevocable and perpetual for such Product in such

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country.

TERMINATION

The Definitive Agreement will contain customary early termination rights and obligations, including, without limitation, each Party’s right to terminate upon the other Party’s material breach (with customary opportunity to cure) or insolvency, and Chiesi’s right to terminate for convenience.

In addition to customary termination rights, InhibRx may terminate the Definitive Agreement on a country-by-country basis for Chiesi’s failure to use Commercially Reasonable Efforts to Commercialize the Product.

ANTITRUST

To the extent the Parties determine the transaction valuation at the time of Commercial Option Exercise to exceed the relevant thresholds, the Definitive Agreement would contain appropriate provisions to allocate each Party’s rights and responsibilities with respect to any filings that may be required under Applicable Laws and Guidelines related to antitrust approval (including HSR).

PHARMACOVIGILANCE

Following Regulatory Approval for the Product, the Parties shall negotiate and agree upon a pharmacovigilance agreement, which shall contain the terms upon with the Parties will exchange data and information relating to safety and adverse events for the Product. InhibRx would retain the right to withdraw the Product from any Option Territory if required under Applicable Laws and Guidelines, such withdrawal (and appeal of such withdrawal) to be coordinated in good faith between InhibRx and Chiesi.

OTHER TERMS

The Definitive Agreement would contain such other reasonable and customary terms and conditions, to be negotiated by the Parties, including, without limitation, representations and warranties (which will “bring down” the representations and warranties set forth in Section 9 of the Option Agreement, including application of actual knowledge after reasonable inquiry with respect to the representations and warranties in Section 9.1.1(g) and 9.1.1(k), and include coverage of additional customary topics or other topics warranted at the time of Option Exercise), covenants, indemnification, confidentiality, and the like.

GOVERNING LAW	New York

DISPUTE RESOLUTION	Executive escalation, followed by binding arbitration in New York with neutral arbitrator(s) pursuant to an arbitration process set forth in the Definitive Agreement.

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Appendix C

InhibRx Patents

[***]

Exhibit A

Form of Stock Purchase Agreement

(See attached)

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is entered into as of [                ], 2019 (the “Execution Date”), by and between CHIESI FARMACEUTICI S.P.A. (“Chiesi”), a company organized under the laws of Italy, having its principal place of business at Via Palermo 26/A, 43122 Parma, Italy and INHIBRX, INC. (“Inhibrx”), a Delaware corporation having its principal place of business at 11025 N. Torrey Pines Rd, Suite 200 La Jolla, CA 92037.

RECITALS

A. Chiesi has agreed to purchase, and Inhibrx has agreed to sell to Chiesi, $10 million of shares of Inhibrx’s common stock (“Inhibrx Common Stock”) subject to and contingent upon the consummation of Inhibrx’s Initial Public Offering (as defined in Appendix 1) during the period commencing on the Execution Date and ending on February 15, 2020 (such period, the “IPO Option Period”), subject to and in accordance with the terms and provisions hereof.

B. Inhibrx and Chiesi are currently parties to that certain Option Agreement relating to the license of certain intellectual property rights of Inhibrx to Chiesi (the “Option Agreement”).

C. The capitalized terms used herein and not otherwise defined have the meanings given to them in Appendix 1.

AGREEMENT

For good and valuable consideration, the parties agree as follows:

Section 1. PURCHASE OF SHARES OF INHIBRX COMMON STOCK.

1.1. Purchase of Inhibrx Common Stock. If Inhibrx completes an Initial Public Offering during the IPO Option Period, then Chiesi shall purchase (and Inhibrx hereby agrees to sell) from Inhibrx $10 million of Inhibrx Common Stock. The price per share will be the initial public offering price per share to the public set forth in the final prospectus for Inhibrx’s Initial Public Offering. The number of shares Chiesi will purchase will be determined by dividing $10 million by the price per share, rounding down to the nearest whole share. Any shares of Inhibrx Common Stock purchased by Chiesi under this Section 1.1 are referred to as “Inhibrx Common Shares”.

1.2. Closing. The closing of the transactions contemplated by Section 1.1 (the “Closing”) will be held at the offices of Inhibrx and the date of such Closing shall be referred to as a “Closing Date”.

(a) If Chiesi purchases Inhibrx Common Stock under Section 1.1, such closing will occur contemporaneously with the closing of Inhibrx’s initial public offering; provided the conditions to closing set forth in Section 5 are satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing) or at such other place, time and/or date as may be jointly designated by Chiesi and Inhibrx.

Section 2. REPRESENTATIONS AND WARRANTIES OF INHIBRX.

Except as otherwise specifically contemplated by this Agreement or as set forth in the Schedule of Exceptions (the “Schedule of Exceptions”), if any, attached hereto as Exhibit A, Inhibrx hereby represents and warrants to Chiesi as of the Execution Date that:

2.1. Organization, Good Standing and Qualification. Inhibrx is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Inhibrx has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and as presently proposed to be conducted, and to execute, deliver and perform its obligations under this Agreement. Inhibrx is presently duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified has not had, or could not reasonably be expected to have, a Material Adverse Effect on Inhibrx.

2.2. Due Authorization; Valid Issuance. All action on the part of Inhibrx and its directors, officers and stockholders necessary for the authorization, execution and delivery of this Agreement by Inhibrx, and the performance of all of Inhibrx’s obligations under this Agreement, has been taken. This Agreement, when executed and delivered by Inhibrx, shall constitute valid and binding obligations of Inhibrx, enforceable in accordance with its terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity. The Inhibrx Common Shares that are being purchased by Chiesi hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be transferred to Chiesi free of liens, encumbrances and restrictions on transfer other than (a) restrictions on transfer under applicable state and federal securities laws and (b) any liens, encumbrances or restrictions on transfer that are created or imposed by Chiesi.

2.3. Compliance. Inhibrx is not in violation or default (i) of any provisions of its Third Amended and Restated Certificate of Incorporation, as amended or restated from time to time (the “Inhibrx Charter”), or its Bylaws, as amended or restated from time to time, (ii) of any judgment, order, writ or decree applicable to Inhibrx or its assets, (iii) under any note, indenture or mortgage, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any statute, rule or regulation (including United States federal and state securities laws and regulations and regulations of any self-regulatory organizations) applicable to Inhibrx. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or constitute, with or without the passage of time and giving of notice, either (x) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (y) an event which results in the creation of any material lien, charge or encumbrance upon any assets of Inhibrx or the suspension, revocation, forfeiture, or nonrenewal of any material permit or material license applicable to Inhibrx.

2.4. Governmental Consents and Filings. Assuming the accuracy of the representations made by Chiesi in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Inhibrx in connection with the consummation of the transactions contemplated by this Agreement, except for filings relating to the Initial Public Offering, and filings pursuant to applicable state and federal securities laws required or advisable to complete an Initial Public Offering and issue Inhibrx Common Shares.

2.5. Financial Statements. Inhibrx has made available to Chiesi its audited consolidated financial statements (including balance sheet, income statement and statement of cash flows) as at and for the fiscal year ended December 31, 2018, and its unaudited consolidated financial statements (including balance sheet, income statement and statement of cash flows) for the three month period ended March 31, 2019 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of Inhibrx as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, Inhibrx has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 2019; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which liabilities and obligations under this clause (iii), individually and in the aggregate, are not material to Inhibrx and its subsidiaries taken as a whole. Inhibrx maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and all of the financial statements of the direct and indirect subsidiaries of Inhibrx are consolidated into the Financial Statements.

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2.6. Absence of Changes. Since March 31, 2019, there has not been any change in the assets, liabilities, financial condition or operating results of Inhibrx from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on Inhibrx.

2.7. Capitalization.2

(a) The authorized capital of Inhibrx consists, as of immediately prior to the Initial Public Offering, of:

(i) 65,000,000 shares of Common Stock, 31,555,556 shares of which are issued and outstanding immediately prior to the date hereof. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Inhibrx holds no Common Stock in its treasury.

(ii) 25,765,000 shares of Preferred Stock, of which (i) 4,299,319 shares have been designated Series Mezzanine 1 Preferred Stock, all of which are issued and outstanding immediately prior to the date hereof, and (ii) 21,465,681 shares have been designated Series Mezzanine 2 Preferred Stock, 8,235,012 of which are issued and outstanding immediately prior to the date hereof. The rights, privileges and preferences of the Series Mezzanine 1 Preferred Stock and Series Mezzanine 2 Preferred Stock are as stated in the Inhibrx Charter and as provided by the Delaware General Corporation Law. All of the outstanding shares of Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Inhibrx holds no Preferred Stock in its treasury.

(b) Inhibrx has reserved 3,555,555 shares of Common Stock for issuance to officers, directors, employees and consultants of Inhibrx pursuant to its 2017 Equity Incentive Plan duly adopted by Inhibrx’s Board of Directors and approved by Inhibrx’s stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 3,221,000 shares have been granted, and 334,555 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.

(c) Except for (A) the conversion privileges of that certain convertible note issued pursuant that Note Purchase Agreement, dated as of May 20, 2019 by and between Inhibrx and DRAGSA 50 LLC, (B) the rights provided in Section 4 of that certain Amended and Restated Investors’ Rights Agreement, dated May 20, 2019, by an between Inhibrx and the persons set forth therein to be amended and restated in substantially the form attached as Exhibit B pursuant to Section 6 of this Agreement (as further amended and restated, the “Restated IRA”), and (C) the securities and rights described in Subsection 2.7(a)(ii) of this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Inhibrx any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock.

(d) All outstanding securities of Inhibrx are subject to a lock-up or market standoff agreement of not less than one hundred eighty (180) days following Inhibrx’s initial public offering pursuant to a registration statement filed with the SEC under the Securities Act.

2.8. Agreements.

(a) Other than the agreements set forth in the Schedule of Exceptions, there are no agreements, understandings or proposed transactions between Inhibrx and any of its officers, directors or stockholders, or any of their respective affiliates or family members.

(b) Inhibrx has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) except as set forth in the Schedule of Exceptions, incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of

[2]	Capitalization numbers to be updated as needed at time of execution.

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$100,000 or in excess of $250,000 in the aggregate, (iii) except as set forth in the Schedule of Exceptions, made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (a) and (b) of this Section 2.8, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person (including persons Inhibrx has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(c) Except as set forth in the Schedule of Exceptions, Inhibrx is not a guarantor nor indemnitor of any indebtedness of any other person.

2.9. Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to Inhibrx’s knowledge, currently threatened (i) against Inhibrx or any officer, director or key employee of Inhibrx arising out of their employment or board relationship with Inhibrx; (ii) that questions the validity of this Agreement or the right of Inhibrx to enter into this Agreement, or to consummate the transactions contemplated by this Agreement; or (iii) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Inhibrx. Neither Inhibrx nor, to Inhibrx’s knowledge, any of its officers, directors or key employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or key employees, such as would affect Inhibrx). There is no action, suit, proceeding or investigation by Inhibrx pending or which Inhibrx intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to Inhibrx) involving the prior employment of any of Inhibrx’s employees, their services provided in connection with Inhibrx’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.10. Preclinical Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of Inhibrx are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by Inhibrx and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58, 312, and 812. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of Inhibrx related to Inhibrx’s proprietary recombinant version of human alpha-1 antitrypsin (AAT), currently known as INBRX-101, that have been furnished or made available to Chiesi are accurate and complete. Inhibrx is not aware of any studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of Inhibrx, and Inhibrx has not received any notices or correspondence from the FDA (as defined below) or any other governmental entity or any Institutional Review Board (as defined under FDA regulations) or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of Inhibrx.

2.11. FDA Approvals. Inhibrx possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as presently conducted, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the U.S. Food and Drug Administration (“FDA”) or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, pharmaceuticals, medical devices or biohazardous materials. Inhibrx has not received any notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval. Neither Inhibrx nor, to Inhibrx’s knowledge, any officer, employee or agent of Inhibrx has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other governmental entities, (B) debarment, suspension, or exclusion under any Federal Healthcare Programs or by the General Services Administration, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any governmental entities. Neither Inhibrx nor any of its officers, employees, or to the knowledge of Inhibrx, any of its contractors or agents is the subject of any pending or threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or

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by any other similar governmental entity pursuant to any similar policy. Neither Inhibrx nor any of its officers, employees, contractors, and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar governmental entity to invoke a similar policy. Neither Inhibrx nor any of its officers, employees, or to Inhibrx’s knowledge, any of its contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar governmental entity.

2.12. FDA Regulation. Inhibrx is and has been in compliance with all applicable laws administered or issued by the FDA or any similar governmental entity, including the Federal Food, Drug, and Cosmetic Act and all other laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of Inhibrx, or complaint handling or adverse event reporting.

2.13. Intellectual Property. Inhibrx owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or used by Inhibrx in the conduct of Inhibrx’s business as presently conducted and as presently proposed to be conducted (“Inhibrx Intellectual Property”), without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. To Inhibrx’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by Inhibrx violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Inhibrx Intellectual Property, nor is Inhibrx bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person. Inhibrx has not received any communications alleging that Inhibrx has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other person. Inhibrx has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Inhibrx’s business. To Inhibrx’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or persons it currently intends to hire) made prior to their employment by Inhibrx, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. Each employee and consultant has assigned to Inhibrx all intellectual property rights he or she owns that are related to Inhibrx’s business as presently conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with Inhibrx that (a) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to Inhibrx’s business as then conducted or as then proposed to be conducted, (b) were developed on any amount of Inhibrx’s time or with the use of any of Inhibrx’s equipment, supplies, facilities or information or (c) resulted from the performance of services for Inhibrx. Inhibrx has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. For purposes of this Section 2.13, Inhibrx shall be deemed to have knowledge of a patent right if Inhibrx has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Inhibrx Intellectual Property. No person who was involved in, or who contributed to, the creation or development of any Inhibrx Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Inhibrx’s rights in Inhibrx Intellectual Property.

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Section 3. REPRESENTATIONS AND WARRANTIES OF CHIESI.

Except as otherwise specifically contemplated by this Agreement, Chiesi hereby represents and warrants to Inhibrx as of the Execution Date and the Closing that:

3.1. Authorization; Enforcement. Chiesi has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to purchase the Inhibrx Common Shares in accordance with the terms hereof. Chiesi has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement (including the purchase of the Inhibrx Common Shares). This Agreement has been duly executed by Chiesi and constitutes a legal, valid and binding obligation of Chiesi enforceable against Chiesi in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity.

3.2. No Conflicts; Government Consents and Permits.

(a) The execution, delivery and performance of this Agreement by Chiesi and the consummation by Chiesi of the transactions contemplated hereby (including the purchase of the Inhibrx Common Shares) will not (i) conflict with or result in a violation of any provision of Chiesi’s organizational documents, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which Chiesi is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to Chiesi, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not have a Material Adverse Effect on Chiesi.

(b) Chiesi is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to purchase the Inhibrx Common Shares in accordance with the terms hereof other than such as have been made or obtained.

3.3. Investment Purpose. Chiesi is purchasing the Inhibrx Common Shares for its own account and not with a present view toward the public distribution thereof and has no arrangement or understanding with any other persons regarding the distribution of such Inhibrx Common Shares except as would not result in a violation of the Securities Act. Chiesi will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Inhibrx Common Shares except in accordance with the Securities Act.

3.4. Reliance on Exemptions. Chiesi understands that Inhibrx intends for the Inhibrx Common Shares to be offered and sold to Chiesi in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Inhibrx is relying upon the truth and accuracy of, and Chiesi’s compliance with, the representations and warranties of Chiesi set forth herein in order to determine the availability of such exemptions and the eligibility of Chiesi to acquire the Inhibrx Common Shares.

3.5. Accredited Investor; Access to Information. Chiesi is an “accredited investor” as defined in Regulation D under the Securities Act and is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Inhibrx Common Shares. Chiesi has been afforded the opportunity to ask Inhibrx questions, and receive answers from, the officers of Inhibrx concerning this Agreement, the exhibits and schedules attached hereto and the transactions contemplated hereby, as well as Inhibrx’s business, management and financial affairs, which questions were answered to its satisfaction. Chiesi understands that such discussions, as well as any information issued by Inhibrx, were intended to describe certain aspects of Inhibrx’s business and prospects, but were not necessarily a thorough or exhaustive description. Chiesi acknowledges that any business plans prepared by Inhibrx have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. Neither such inquiries nor any other investigation conducted by or on behalf of Chiesi or its representatives or counsel will modify, amend or affect Chiesi’s

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right to rely on the truth, accuracy and completeness of Inhibrx’s representations and warranties contained in this Agreement.

3.6. Governmental Review. Chiesi understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Inhibrx Common Shares or an investment therein.

Section 4. LEGENDS. Chiesi understands the certificates representing the Inhibrx Common Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Inhibrx Common Shares):

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCK PURCHASE AGREEMENT DATED BETWEEN, INHIBRX, INC. AND CHIESI FARMACEUTICI S.P.A.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN TAKEN FOR INVESTMENT AND THEY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SHARES SHALL BE EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) A VALID EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS THEN AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS.

Chiesi may request that Inhibrx remove, and Inhibrx agrees at its own expense to authorize and instruct (including by causing any required legal opinion to be provided) the removal of any legend from the Inhibrx Common Shares in compliance with Rule 144 promulgated under the Securities Act or applicable securities laws.

Section 5. CONDITIONS TO CLOSING.

5.1. Conditions to Obligations of Inhibrx. Inhibrx’s obligation to complete the issuance and sale of the Inhibrx Common Shares and deliver such stock to Chiesi is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:

(a) Receipt of Funds. Inhibrx will have received immediately available funds in the full amount of $10 million for the Inhibrx Common Shares being purchased at the Closing.

(b) Representations and Warranties. The representations and warranties made by Chiesi in Section 3 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.

(c) Option Agreement. Chiesi shall have duly executed and delivered to Inhibrx the Option Agreement, and there shall have been no termination of the Option Agreement that, as of the Closing, is effective.

(d) Lock-Up Agreement. Chiesi shall have duly executed and delivered to Inhibrx the lock-up agreement in accordance with Section 6.

5.2. Conditions to Obligations of Chiesi. Chiesi’s obligation to complete the purchase and sale of the Inhibrx Common Shares is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:

(a) Representations and Warranties. Inhibrx will have delivered to Chiesi a certificate signed by an authorized officer certifying that the representations and warranties made by Inhibrx in warranties made by Inhibrx in the underwriting agreement signed by Inhibrx in connection with the Initial Public Offering, are true and correct as of the Closing Date, except to the extent such representations and warranties are made

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as of another date, in which case such representations and warranties will be true and correct as of such other date. Chiesi shall be entitled to rely upon the representations and warranties made by Inhibrx in the underwriting agreement signed by Inhibrx in connection with the Initial Public Offering as if made to Chiesi (a copy of such underwriting agreement shall be delivered to Chiesi as an exhibit to such certificate).

(b) Transfer Agent Instructions. Inhibrx will have delivered to its transfer agent irrevocable written instructions to issue the Inhibrx Common Shares to Chiesi and deliver such Inhibrx Common Shares (which may be done by book-entry).

(c) No Material Adverse Effect. From and after the Execution Date until the Closing Date, there shall have occurred no event that has caused or would cause a Material Adverse Effect that is continuing as of the Closing Date.

(d) Option Agreement. Inhibrx shall have duly executed and delivered to Chiesi the Option Agreement, and there shall have been no termination of the Option Agreement that, as of the Closing, is effective.

(e) Representations and Warranties. The representations and warranties made by Inhibrx in Section 2 will be true and correct as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct as of such other date.

5.3. Mutual Conditions to Closing. The obligations of Chiesi on the one hand and Inhibrx on the other hand, to consummate the Closing are subject to the fulfillment as of the Closing Date of the following conditions:

(a) Absence of Litigation. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or delay the Closing, will have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(b) No Governmental Prohibition. The sale of the Inhibrx Common Shares by Inhibrx and the purchase of the Inhibrx Common Shares by Chiesi will not be prohibited by any applicable law or governmental order or regulation.

(c) Restated IRA. Inhibrx and Chiesi shall have received the duly executed Restated IRA in accordance with Section 6.

(d) IPO. The IPO shall have been consumated or be consummated concurrently with the Closing.

Section 6. LOCK-UP AGREEMENT; RESTATED IRA. If Chiesi purchases Inhibrx Common Stock pursuant to Section 1.1, Chiesi agrees that it will sign a (i) lock-up agreement in substantially the form set forth as Exhibit C hereto and (ii) the Restated IRA.

Section 7. GOVERNING LAW; TERMINATION; MISCELLANEOUS.

7.1. Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

7.2. Termination. The obligation of Chiesi to purchase and Inhibrx to sell the Inhibrx Common Shares under Section 1 hereof will automatically terminate upon termination of the Option Agreement.

7.3. Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of Inhibrx and Chiesi contained in or made pursuant to this Agreement shall survive the execution and

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delivery of this Agreement for the two (2) year period immediately following the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Inhibrx or Chiesi.

7.4. Counterparts; Signatures by Facsimile. This Agreement may be executed in two counterparts, both of which are considered one and the same agreement and will become effective when the counterparts have been signed by each party and delivered to the other party hereto. This Agreement, once executed by a party, may be delivered to the other party hereto by electronic PDF or facsimile transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

7.5. No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Chiesi agrees to indemnify and to hold harmless Inhibrx from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Chiesi or any of its officers, employees or representatives is responsible. Inhibrx agrees to indemnify and hold harmless Chiesi from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Inhibrx or any of its officers, employees or representatives is responsible.

7.6. Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

7.7. Severability. If any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

7.8. Entire Agreement; Amendments. This Agreement (including any schedules and exhibits hereto) and the Option Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be amended other than by an instrument in writing signed by all three parties. No provision of this Agreement may be waived other than by an instrument in writing signed by the party(ies) who has the right to enforce the waived provision. Any amendment or waiver effected in accordance with this Section 7.8 will be binding upon Chiesi and Inhibrx.

7.9. Notices. All notices required or permitted hereunder will be in writing and will be deemed effectively given: (A) upon personal delivery to the party to be notified, (B) when sent by facsimile if sent during normal business hours of the recipient, if not, then on the next business day of the recipient, or (C) three days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The addresses for such communications are:

If to Inhibrx, addressed to:	Inhibrx, Inc. 11025 N. Torrey Pines Rd, Suite 200 La Jolla, CA 92037 Attention: [***] Fax: [***]

with a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C 3580 Carmel Mountain Road, Suite 300 San Diego, CA 92130 Attention: [***] Fax: [***]

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If to Chiesi, addressed to:	Chiesi Farmaceutici S.p.A. Largo F. Belloli 11/A 43121 Parma, Italy Attention: [***] Fax: [***]

with a copy to:	Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 Attention: [***] Facsimile: [***]

7.10. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. Each party will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties.

7.11. Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

7.12. Further Assurances; No Strict Construction. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against a party.

7.13. Equitable Relief; Specific Performance. Each of Chiesi and Inhibrx recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the other parties. Each of Chiesi and Inhibrx therefore agrees that the other parties are entitled to seek temporary and permanent injunctive relief or specific performance in any such case.

7.14. Expenses. Each party is liable for, and will pay, their own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses.

7.15. Dispute Escalation.

(a) General. The parties recognize that a dispute may arise out of or relate to this Agreement (“Dispute”). Any Dispute between the parties will be resolved in accordance with this Section 7.15 and Section 7.16.

(b) Continuance of Rights and Obligations during Pendency of Dispute Resolution. If there are any Disputes in connection with this Agreement, all rights and obligations of the parties will continue until such time as any Dispute has been resolved in accordance with the provisions of this Section 7.15 and Section 7.16.

(c) Escalation. Any claim, Dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement will be referred to the Chiesi Chief Executive Officer and to the General Counsel of Inhibrx (the “Executives”) for attempted resolution. If the Executives are unable to resolve such Dispute within 30 days of such Dispute being referred to them, then, upon the written request of any party to the other parties, the Dispute will be subject to mediation in accordance with Subsection 7.15(d).

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(d) Mediation. In the event the parties cannot resolve any Dispute as set forth in Subsection 7.15(c), either party may require the matter to be subject to non-binding mediation under the Commercial Rules and auspices of the International Chamber of Commerce (“ICC”), by a single mediator selected in accordance with the rules of the ICC. If the dispute is not resolved within thirty (30) days after mediation commences, the Dispute will be subject to Section 7.16.

7.16. Submission to Jurisdiction.

(a) Any action brought, arising out of, or relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of said Court in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this agreement may not be enforced in or by such courts. The parties hereby consent to and grant the Court of Chancery of the State of Delaware jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 7.9 or in such other manner as may be permitted by law, shall be valid and sufficient thereof.

(b) EACH PARTY HERETO WAIVES: (1) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, (2) WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM TO PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, CONSEQUENTIAL OR LOST PROFITS/REVENUES DAMAGES, AND (3) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

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IN WITNESS WHEREOF, Chiesi and Inhibrx have caused this Agreement to be duly executed as of the date first above written.

CHIESI FARMACEUTICI S.P.A.

By:
Name: Alberto Chiesi
Its: President

By:
Name: Ugo Di Francesco
Its: Chief Executive Officer

INHIBRX, INC.

By:
Name: Mark Lappe
Its: Chief Executive Officer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

APPENDIX 1

DEFINED TERMS

“Common Stock” means Inhibrx Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“GAAP” means generally accepted accounting principles in the United States of America.

“knowledge,” including the phrase “to Inhibrx’s knowledge,” means the actual knowledge, after reasonable investigation, of Mark Lappe and Brendan Eckelman.

“Material Adverse Effect” means a material adverse change in or affecting the general affairs, condition (financial or otherwise), results of operations, stockholders’ equity, properties, business, management or prospects of Inhibrx or Chiesi, as applicable, and each of their respective subsidiaries taken as a whole, or on the performance by such party of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby or thereby.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual

“Initial Public Offering” means the closing of the sale of shares of Inhibrx Common Stock to the public at a price in an underwritten public offering pursuant to an effective registration statement under the Securities Act.

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

A-2-1

EXHIBIT A

SCHEDULE OF EXCEPTIONS

(See Attached)

EXHIBIT B

RESTATED IRA

(See Attached)

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

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7.9 Additional Investors	17
7.10 Entire Agreement	17
7.11 Dispute Resolution	18
7.12 Delays or Omissions	19

Schedule A - Schedule of Investors

Schedule B - Schedule of Key Holders

ii

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the          day of [                ], 2019, by and among Inhibrx, Inc., a Delaware corporation formerly known as Tenium Therapeutics, Inc. (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”, each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder” and any Future Purchaser (as defined below) that becomes a party to this Agreement in accordance with Section 6.9 hereof.

RECITALS

WHEREAS, the Company and certain of the Investors (the “Prior Investors”) previously entered into that certain Investors’ Rights Agreement, dated as of April 30, 2018 (the “Prior Agreement”);

WHEREAS, the Company desires to enter into that certain Stock Purchase Agreement (the “Chiesi Stock Purchase Agreement”), each dated as of the date hereof, by and between the Company and Chiesi Farmaceutici S.P.A. (“Chiesi”); and

WHEREAS, in order to induce Chiesi to enter into the Chiesi Stock Purchase Agreement, the Investors and the Company hereby agree to amend and restate the Prior Agreement as set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.2 “Board of Directors” means the board of directors of the Company.

1.3 “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.4 “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

1.5 “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

1.6 “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in a business which is competitive with the Company, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20)% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor.

1.7 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.10 “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.11 “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.12 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.13 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.14 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.15 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.16 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.17 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.18 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.19 “Key Employee” means any executive-level employee (including, division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property.

1.20 “Key Holder Registrable Securities” means (i) the shares of Common Stock held by the Key Holders, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right,

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or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.

1.21 “LAV” means LAV Summit Limited.

1.22 “Major Investor” means (i) LAV, (ii) the holder of the Viking Convertible Note, and (iii) any Investor that, individually or together with such Investor’s Affiliates, holds at least 400,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.23 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.24 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.25 “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Viking Convertible Note, or upon conversion of any Derivative Securities issuable or issued upon conversion of the Viking Convertible Note; provided, however, that prior to the conversion of the Viking Convertible Note, such Common Stock or Derivative Securities issuable upon conversion thereof shall not be deemed Registrable Securities for purposes of Subsection 7.6; (ii) the Common Stock issuable or issued upon conversion of the Series Mezzanine Preferred Stock; (iii) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Subsections 2.1 (and any other applicable Section or Subsection with respect to registrations under Subsection 2.1), 2.12, 3.1, 3.2, 4.1 and 7.6; (iv) Common Stock issued to Chiesi pursuant to the Chiesi Stock Purchase Agreement; and (v) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (ii) or (iv) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 7.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement. With respect to the Viking Convertible Note: (i) at any time prior to the conversion of the Viking Convertible Note, the number of Registrable Securities with respect thereto shall be calculated assuming that the holder thereof is permitted to convert the Viking Convertible Note pursuant to a Maturity Date Conversion (as defined therein) as of the date of such calculation; and (ii) at any time after conversion of the Viking Convertible Note, the number of Registrable Securities with respect thereto shall be calculated based on the actual number of shares of Common Stock or Derivative Securities issued upon conversion of the Viking Convertible Note.

1.26 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.27 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

1.28 “SEC” means the Securities and Exchange Commission.

1.29 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.30 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.31 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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1.32 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.33 “Series Mezzanine Preferred Stock” means shares of the Company’s Series Mezzanine 1 Preferred Stock, par value $0.0001 per share, and Company’s Series Mezzanine 2 Preferred Stock, par value $0.0001 per share.

1.34 “Transaction Documents” means the Purchase Agreement, the Agreement and Plan of Merger dated as of April 30, 2018 by and among Tenium Therapeutics, Inc., Inhibrx, LP, and each of the other parties identified therein, and the Right of First Refusal and Co-Sale Agreement dated as of April 30, 2018 by and among the Company and the Key Holders identified therein.

1.35 “Viking” means DRAGSA 50, LLC.

1.36 “Viking Convertible Note” means that certain Convertible Promissory Note, dated May 20, 2019, by and between the Company and Viking.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least twenty-five percent (25%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $15 million), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least fifteen percent (15%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore necessary to defer the filing of such registration statement, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that

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the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) during the period that is ninety (90) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Subsection 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration or the IPO), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

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(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

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(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $30,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or

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defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative

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intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Major Investors and the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder or prospective holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Subsection 6.9.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 of Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or

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ninety (90) days in the case of a registration other than the IPO) (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 (x) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, (y) or the transfer of any shares to any (i) Affiliate of the Holder or (ii) trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the Affiliate or trustee of the trust, as applicable, agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and (z) shall be applicable to the Holders only if all officers, directors and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Series Mezzanine Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements. Notwithstanding anything to the contrary herein, the terms of this Subsection 2.11 shall not apply to Viking (or its permitted transferees or Affiliates) with respect to a registration by the Company of its Common Stock or any other equity securities under the Securities Act other than the IPO and shall not apply to any securities acquired by Viking (or its permitted transferees or Affiliates) in the IPO or subsequent thereto.

2.12 Securities Legend. Each certificate, instrument, or book entry representing (i) the Series Mezzanine Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation;

(b) such time after consummation of the IPO as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration;

(c) the first anniversary of the IPO.

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3. Information Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a competitor of the Company:

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company audited annual consolidated financial statements prepared in accordance with GAAP as audited by a top 6 accounting firm mutually agreed upon by the Company and the Major Investors;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within thirty (30) days before the end of each month starting as of January 1, 2019, unaudited monthly consolidated financial statements of the Company, which shall indicate variances from the annual budget with respect to key line items;

(d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and

(e) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor , (provided that the Board of Directors has not reasonably determined that such Major Investor is a competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

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3.3 Termination of Information Rights. The covenants set forth in Subsection 3.1 and Subsection 3.2 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

3.4 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.4 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.4 (provided that the Board of Directors has not reasonably determined that such prospective purchaser is a competitor of the Company); (iii) to any current or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4. Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, and (y) agrees to enter into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights as a Major Investor under Subsections 3.1, 3.2 and 4.1 hereof).

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series Mezzanine Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Series Mezzanine Preferred Stock and any other Derivative Securities then outstanding) (such calculation, the “Pro Rata Share”). For purposes of calculating the Pro Rata Share with respect to the Viking Convertible Note: (i) at any time prior to the conversion of the Viking Convertible Note, the Pro Rata Share with respect thereto shall be calculated assuming that the holder thereof is permitted to convert the Viking Convertible Note pursuant to a Maturity Date Conversion (as defined therein) as of the date of such calculation; and (ii) at any time after conversion of the Viking Convertible Note, the Pro Rata Share shall be calculated based on the

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actual number of shares of Common Stock or Derivative Securities issued upon conversion of the Viking Convertible Note. At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Series Mezzanine Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series Mezzanine Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

(d) The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Series Mezzanine Preferred Stock to Future Purchasers pursuant to the Purchase Agreement.

(e) The right of first offer set forth in this Subsection 4.1 shall terminate with respect to any Major Investor who fails to purchase, in any transaction subject to this Subsection 4.1, all of such Major Investor’s pro rata amount of the New Securities allocated (or, if less than such Major Investor’s pro rata amount is offered by the Company, such lesser amount so offered) to such Major Investor pursuant to this Subsection 4.1. Following any such termination, such Investor shall no longer be deemed a “Major Investor” for any purpose of this Subsection 4.1

(f) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Subsection 4.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Subsection 4.1(b) before giving effect to the issuance of such New Securities.

4.2 Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first and, as to each Major Investor, in accordance with Subsection 4.1(e).

5. Additional Covenants.

5.1 Insurance.

(a) The Company shall purchase and maintain for the benefit of each director and his or her alternate, an adequate directors and officers insurance policy against liability for negligence, breach of duty and

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breach of trust with a reputable insurance company with such amount as may be approved by a majority of the directors (including the LAV Director). The directors and officers insurance policy shall not be cancelable by the Company without the prior unanimous approval of the Board. The Company shall indemnify and hold harmless each director and his or her alternate, to the fullest extent permissible by law, from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought or made against such director or his alternate as a result of any act, matter or thing done or omitted to be done by him or her in the course of acting as a director or alternate director, as applicable, of the Company (save and except for fraud, gross negligence or willful default) in each case subject to any existing indemnification agreement by and between the Company and such director.

(b) The Company shall obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance and term “key-person” insurance on Mark Lappe, each in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board of Directors.

5.2 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. In the event that the Board maintains or establishes any compensation committee or audit committee (by whatever name called) of the Board to manage such matters as designated by the Board (the “Board Committees”), the LAV Director shall have the right to be appointed to such Board Committees to the extent permitted under law (including “independence” requirements of such committee). All acts of each Board Committee shall require the approval of a simple majority of the members thereof (including the LAV Director).

5.3 Waiver. The Company acknowledges that LAV will likely have, from time to time, information that may be of interest to the Company or subsidiaries of the Company (the “Information”) regarding a wide variety of matters. The Company recognizes that a portion of such Information may be of interest to the Company or any of its subsidiaries. Such Information may or may not be known by the directors (other than the LAV Director). The Company, as a material part of the consideration for LAV’s investment in the Company, agrees that the LAV Director shall not have any duty to disclose any Information to the Company or its subsidiaries, or permit the Company or any of its subsidiaries to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company or any of its subsidiaries if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit LAV’s ability to pursue opportunities based on such Information or that would require LAV or the LAV Director to disclose any such Information to the Company or any of its subsidiaries or offer any opportunity relating thereto to the Company or any of its subsidiaries.

5.4 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be. The foregoing waiver shall not apply with regards to any Information obtained by LAV or the LAV Director solely as a result of the LAV Director serving in such capacity.

5.5 Most Favored Investor. In the event the Company hereafter grants any preferential rights, privileges or other protections to any Holder prior to or in connection with the closing of the Series Mezzanine 2 Preferred Stock (including, without limitation, any Future Purchasers) that are more favorable than those rights, privileges and protection granted to and held by LAV under the Transaction Documents and Amended and Restated Certificate of Incorporation of the Company, the Company shall offer LAV, so long as LAV continues to hold any shares of Series Mezzanine Preferred Stock the same rights, privileges and protections as such Holder.

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5.6 Employee Arrangements. The Company will cause each person now or hereafter employed by it (or engaged by the Company as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; provided, however, that such agreement shall not be required for those individuals who are parties to such agreements with an Affiliate of the Company. Without the approval of the Board, the Company shall not terminate, modify or amend in any material respect the following agreements with any employee: (i) any nondisclosure and proprietary rights assignment agreement, (ii) agreements containing noncompetition provisions and (iii) any stock purchase agreements.

5.7 Employee Stock. Unless otherwise approved by the Board, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for vesting terms that are no less favorable to the Company than the vesting of shares over a four (4) year period, with the first twenty-five (25%) of such shares vesting following twelve (12) months of continued employment or service and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months.

5.8 Right to Conduct Activities. The Company hereby agrees and acknowledges that LAV, RA Capital Healthcare Fund, L.P. (together with its affiliates, “RA Capital”) and Blackwell Partners LLC—Series A (together with its affiliates, “Blackwell”) are each a professional investment fund, and as such invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, each of LAV, RA Capital and Blackwell shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by LAV, RA Capital or Blackwell in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of LAV, RA Capital or Blackwell to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.9 Termination of Covenants. The covenants set forth in this Section 5 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

6. Voting Agreement Regarding Election of LAV Director.

6.1 Election of LAV Director. In any election of directors of the Company to elect directors of the Company, each Key Holder and Investor agrees, on behalf of itself and any transferee or assignee of its shares of Common Stock or Series Mezzanine Preferred Stock, to vote at any regular or special meeting of stockholders (or by written consent) all shares of Common Stock or Series Mezzanine Preferred Stock then owned by it (or as to which they then have voting power), for so long as LAV owns any shares of Series Mezzanine 1 Preferred Stock, to elect one (1) director nominated by LAV (the “LAV Director”), who shall initially be Judith Li. If Judith Li will no longer be the director nominated by LAV, her replacement shall be designated by LAV. In addition, as long as LAV continues to hold shares of Series Mezzanine Preferred Stock, the Company shall also invite a representative of LAV (the identity of whom shall be provided to the Company by written notice from LAV) to attend all meetings of its Board in a non-voting observer capacity, and, in this respect, the Company shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors.

6.2 Removal; Vacancies. Any director of the Company may be removed from the Board in the manner allowed by law and the Certificate of Incorporation and Bylaws, but with respect to any director nominated pursuant to Section 6.1 above, only upon the vote or written consent of LAV. Any vacancy created by the resignation, removal or death of a director elected pursuant to Section 6.1 above shall be filled pursuant to the provisions of Section 6.1.

6.3 Notice. The Company shall provide the parties hereto with fifteen (15) days’ prior written notice of any intended mailing of a notice to stockholders for a meeting at which directors are to be elected. LAV

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shall give written notice to all other parties to this Agreement, no later than five days prior to such mailing, of the person(s) designated by LAV pursuant to Section 6.1 as its nominee for election as director. The Company agrees to nominate and recommend for election as the LAV Director (as such term is defined in the Certificate of Incorporation) only the individual designated, or to be designated, pursuant to Section 6.1.

6.4 Termination. The voting agreement set forth in this Section 6 shall terminate and be of no further force or effect upon the consummation of (i) the Company’s sale of its Common Stock or other securities pursuant to a registration statement under the Securities Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction) or (ii) a Deemed Liquidation Event.

7. Miscellaneous.

7.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California, U.S.A., applicable to contracts wholly made and performed therein by domiciliaries thereof.

7.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Jeremy Glaser, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 3580 Carmel Mountain Road, Suite 300, San Diego, CA 92130.

(b) Consent to Electronic Notice. Each Investor and Key Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address or the facsimile number set forth below such Investor’s or Key Holder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. Each Investor and Key Holder agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

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7.6 Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction) and (b) Subsections 3.1 and 3.2, Section 4 and any other section of this Agreement applicable to the Major Investors (including this clause (b) of this Subsection 7.6) may not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors. Additionally, neither the definitions of “Major Investor” or “Registrable Securities”, the provisions of Subsection 2.11 (“Market Stand-Off”), nor this Subsection 7.6 may be amended in a manner that adversely affects the holder of the Viking Convertible Note without the written consent of the holder thereof. Further, this Agreement may not be amended, modified or terminated, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Key Holders hereunder in a manner disproportionate to any adverse effect such amendment, modification, termination or waiver would have on the rights of the Investors hereunder, without also the written consent of the holders of at least a majority of the Registrable Securities held by the Key Holders. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Subsection 7.9. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 7.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

7.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

7.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

7.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series Mezzanine Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Series Mezzanine Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

7.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

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7.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of California and to the jurisdiction of the United States District Court for the District of the Southern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of California or the United States District Court for the District of the Southern District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(a) Any dispute, controversy, or claim (each a “Dispute”) arising out or relating to this Agreement or the breach thereof shall be finally resolved by arbitration administered by the American Arbitration Association (“AAA”) under its then applicable Commercial Arbitration Rules (the “Rules”), excluding its Supplementary Rules for Class Arbitrations. The place of arbitration shall be San Diego, California, U.S.A. The arbitration shall be conducted in English by one arbitrator appointed in accordance with the Rules.

(b) Joinder in the arbitration of any party who or that is not a party to this Agreement is not permitted. Consolidation of any arbitration hereunder with any other arbitration proceeding is not permitted. The Expedited Procedures of the Rules shall apply irrespective of the amount in dispute, and notwithstanding the provisions of Rules R-1(b), and the Procedures for Large, Complex Commercial Disputes shall not apply, irrespective of the amount in dispute, notwithstanding the provisions of Rules R-1(c).

(c) Each party shall bear its own costs in respect of any proceedings hereunder.

(d) Except as may be required by law, no party nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties to this Agreement.

(e) As a prerequisite to the commencement of arbitration of any Dispute, the parties hereto shall use their best efforts to settle the Dispute by the following procedure. In the event of a Dispute, any party may give written Notice of the Dispute to the other parties hereto, specifying its nature, and shall therein demand a period of negotiation. The parties shall thereupon consult and negotiate with each other in good faith in an effort to reach a settlement concerning the Dispute. If the parties do not reach a settlement of the Dispute within a period of 60 days following the date of receipt of the aforesaid Notice by all parties, any party to this Agreement may then commence arbitration as aforesaid.

(f) Waiver of Conflicts. Each party to this Agreement acknowledges that Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel for the Company (“Mintz Levin”), has in the past performed and may continue to perform legal services for certain of the Purchasers in matters unrelated to the transactions described in this Agreement, including the representation of such Purchasers in venture capital financings and other matters. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Mintz Levin’s representation of certain

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of the Purchasers in such unrelated matters and to Mintz Levin’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

7.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Inhibrx, Inc.

By:

Name:

Title:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

KEY HOLDERS:

Signature block for individuals:
Printed Name of Individual
Signature of Individual

Signature block for entities:
Printed Name of Entity

By:

Name:

Title:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

Signature block for individuals:
Printed Name of Individual

Signature of Individual

Signature block for entities:
Printed Name of Entity

By:

Name:

Title:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

Investors

SCHEDULE B

Key Holders

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

(See Attached)

LOCK-UP AGREEMENT

                    , 2019

Evercore Group L.L.C.

Barclays Capital Inc.

As representative of the several Underwriters

c/o Evercore Group L.L.C.

55 East 52nd Street

New York, NY 10055

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10022

Re: Inhibrx, Inc. - Initial Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an underwriting agreement (the “Underwriting Agreement”) on behalf of the several Underwriters named in Schedule A to such agreement (collectively, the “Underwriters”), with Inhibrx, Inc., a Delaware corporation (the “Company”), providing for a public offering (the “Offering”) of shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) pursuant to a Registration Statement on Form S-1 filed or to be filed with the Securities and Exchange Commission (the “SEC”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of this letter agreement (this “Letter Agreement”) and continuing to and including the date 180 days after the date of the final prospectus (the “Prospectus”) with respect to the Offering (the “Restricted Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively, the “Lock-Up Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Lock-Up Shares even if such Lock-Up Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Lock-Up Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Lock-Up Shares.

If the undersigned is an officer or director of the issuer, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Shares the undersigned may purchase in the Offering.

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In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for shares of Common Stock.

Notwithstanding the foregoing, the undersigned may, without the consent of the Representatives:

(A) transfer or dispose of the Lock-Up Shares as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein;

(B) transfer or dispose of the Lock-Up Shares to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein and any such transfer shall not involve a disposition for value;

(C) transfer or dispose of the Lock-Up Shares if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (i) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or to any investment fund or other entity controlled or managed by the undersigned or (ii) as part of a distribution, transfer or disposition by the undersigned to its stockholders, partners, members, beneficiaries or other equity holders, provided, in each case, that the transferees thereof agree to be bound in writing by the restrictions set forth herein and any such transfer shall not involve a disposition for value;

(D) transfer or dispose of the Lock-Up Shares by will, other testamentary document or intestate succession upon the death of the undersigned, provided that the legatee, heir or other transferee agrees to be bound in writing by the restrictions on transfer set forth herein and any such transfer shall not involve a disposition for value, and provided further that any required filing made pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall include a footnote noting the circumstances described in this clause (D) and no other public filing or announcement shall be required or shall be made voluntarily in connection with such transfer or disposition;

(E) transfer or dispose of the Lock-Up Shares by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or other court order, provided that the recipient agrees to be bound in writing by the restrictions set forth herein, provided further that any required filing made pursuant to Section 16(a) of the Exchange Act, shall include a footnote noting the circumstances described in this clause (E) and no other public filing or announcement shall be required or shall be made voluntarily in connection with such transfer or disposition;

(F) enter into a trading plan providing for the sale of the Lock-Up Shares by the undersigned, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Shares during the Restricted Period and no filing under Section 16(a) of the Exchange Act or other public announcement is voluntarily made or required regarding such plan during the Restricted Period;

(G) transfer or dispose of the Lock-Up Shares to the Company solely to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements disclosed in the Prospectus, provided that no filing under Section 16(a) of the Exchange Act or other public filing, report or announcement shall be required or shall be voluntarily made during the period beginning on the date hereof and continuing to and including the date that is 30 days after the date of the Prospectus (the “30 Day Period”), and after the 30 Day Period, if the undersigned is required to file a report under Section 16(a) of the Exchange Act during the Restricted Period, the undersigned shall clearly indicate in the footnotes thereto that the filing relates to the

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circumstances described in this clause (G) and no other public filing or announcement shall be required or shall be made voluntarily in connection with such transfer or disposition;

(H) transfer the Lock-Up Shares to the Company pursuant to agreements in effect on the date of the Prospectus and as described in the Prospectus under which the Company has the option to repurchase shares or forfeit the Lock-Up Shares upon termination of service of the undersigned, provided that no filing under Section 16(a) of the Exchange Act or other public filing, report or announcement shall be required or shall be voluntarily made during the period beginning on the date hereof and continuing to and including the date that is 60 days after the date of the Prospectus (the “60 Day Period”), and after the 60 Day Period, if the undersigned is required to file a report under Section 16(a) of the Exchange Act during the Restricted Period, the undersigned shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (H) and no other public filing or announcement shall be required or shall be made voluntarily in connection with such repurchase or forfeiture;

(I) have its preferred stock converted into shares of Common Stock in connection with the consummation of the Offering and as described in the Prospectus, it being understood that any such shares of Common Stock received by the undersigned upon such conversion shall be subject to the restrictions on transfer set forth in this Letter Agreement;

(J) dispose of the Lock-Up Shares solely in connection with the “cashless” exercise of stock options or warrants to acquire shares of Common Stock described in the Prospectus or issued pursuant to an equity plan or arrangement described in the Prospectus (the term “cashless” exercise being intended to include the sale of a portion of the shares issuable upon exercise of the stock options or warrants or previously owned shares to the Company to cover payment of the exercise price) for the purpose of exercising such stock options or warrants, in any event, solely if such stock options or warrants would otherwise expire during the Restricted Period, provided that any shares of Common Stock received upon such exercise shall be subject to all of the restrictions set forth in this Letter Agreement and provided, further, that any filing required under Section 16(a) of the Exchange Act shall clearly indicate in the codes and footnotes thereto that any disposition of shares in connection with a “cashless” exercise was made solely to the Company and no other public filing or announcement shall be made voluntarily in connection with such exercise;

(K) transfer or dispose of any Lock-Up Shares acquired in open market transactions after completion of the Offering, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise) during the Restricted Period and no other public filing or announcement shall be made voluntarily in connection with such transfer or disposition; and

(L) transfer or dispose of any Lock-Up Shares acquired by the undersigned in the Offering, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise) during the Restricted Period, provided, further, that this sub-clause shall not apply if the undersigned is an officer or director of the Company.

The undersigned now has, and, except as contemplated by clauses (A) through (L) above, for the duration of the Restricted Period will have, good and marketable title to the Lock-Up Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Shares except in compliance with the foregoing restrictions.

If the undersigned is an officer or director of the Company, (i) Evercore Group L.L.C. and Barclays Capital Inc. agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock of the Company, Evercore Group L.L.C. and Barclays Capital Inc. will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press

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release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Evercore Group L.L.C. and Barclays Capital Inc. hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described herein to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding anything to the contrary contained herein, this Agreement will automatically terminate and the undersigned will be released from all of his, her or its obligations hereunder upon the earliest to occur, if any, of (i) prior to the execution of the Underwriting Agreement, the Company advises the Representatives in writing that it has determined not to proceed with the Offering, (ii) the Company files an application to withdraw the registration statement related to the Offering, (iii) the Underwriting Agreement is executed but is terminated (other than the provisions thereof which survive termination) prior to payment for and delivery of the Shares to be sold thereunder, or (iv) September 30, 2019, in the event that the Underwriting Agreement has not been executed by such date; provided, however, that the Company may, by written notice to you prior to such date, extend such date for a period of up to three additional months.

This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

The undersigned understands that the Company and the Underwriters are relying upon this Agreement in proceeding toward consummation of the Offering. The undersigned further understands that this Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

[signature page follows]

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Very truly yours,

Chiesi Farmaceutici S.P.A.
Name of Security Holder (Print exact name)

By:
Alberto Chiesi, President

By:
Ugo Di Francesco, Chief Executive Officer

If not signing in an individual capacity:

Name of Authorized Signatory (Print)

Title of Authorized Signatory (Print)

(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

[Signature page to Lockup Agreement]